FORM 1-A

Regulation A Offering Statement

Part II – Offering Circular

Amendment No. 2

Multi-Housing Income REIT, LLC

9050 N. Capital of Texas Highway

Suite 320

Austin, TX 78759

(512) 872-2898

investors@upsideavenue.com

www.upsideavenue.com

November 15, 2023

This Offering Circular Follows the Form 1-A Disclosure Format

Multi-Housing Income REIT, LLC, a limited liability company organized under the laws of Delaware (which we refer to as the “Company,” “we,” “us” or “our”), was formed to acquire interests in real estate assets in the United States. We are a real estate investment trust, or “REIT,” for federal income tax purposes.

The Company is seeking to raise up to $74,500,000 of capital by offering to the public limited liability company interests designated as “Common Shares,” in what we refer to as the “Offering.” You can read a complete description of these securities in “Securities Being Offered.” We refer to individuals and entities that purchase Common Shares as “Investors.”

The Offering will begin as soon as our offering statement is “qualified” by the SEC. The Offering will end upon the earlier of (1) the date we have sold $74,500,000 of Common Shares, (2) the date two years after it begins, or (3) the date we decide to end it.

Initially, the Company will sell Common Shares for $11.29 each, with a minimum initial investment of $2,000. We may raise or lower the price of the Common Shares during this Offering to reflect the value of the Company’s assets by filing an amendment to this Offering Circular. For more information, see “Securities Being Offering – Price of Common Shares.”

We are selling these securities directly to the public at our website, www.upsideavenue.com. We are not using a placement agent or a broker and we are not paying commissions to anyone. All the money we raise goes directly to the Company:

Common Shares	Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer	Proceeds to Other Persons
One Share	$11.29	$0	$11.29	$0
Total	$74,500,000	$0	$74,500,000	$0

When you invest, your funds will first be deposited in an escrow account with North Capital until we determine whether you are qualified to invest. We try to make that determination within 30 days.

The owners of our Common Shares do not have voting rights. You should consider an investment only if you are willing to entrust all aspects of the Company’s business to its management team.

Please note that the Company’s governing instruments (i) restrict the ability of Investor to sell or otherwise transfer Common Shares, and (ii) allow the Manager has the right to buy back the Common Shares of Investors without their consent in certain circumstances. See “Summary of LLC Agreement.”

Investing in our Common Shares is speculative and involves substantial risks, including the risk that you could lose all your money. Before investing, you should carefully review “Risks of Investing.”

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERM OF THE OFFERING. NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV. FOR MORE INFORMATION, SEE “Limits on How Much Non-Accredited Investors Can Invest” STARTING ON PAGE 26.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NORTH AMERICAN SECURITIES ADMINISTRATORS ASSOCIATION UNIFORM LEGEND:

YOU SHOULD MAKE YOUR OWN DECISION WHETHER THIS OFFERING MEETS YOUR INVESTMENT OBJECTIVES AND RISK TOLERANCE LEVEL. NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED, OR RECOMMENDED THIS OFFERING. NO INDEPENDENT PERSON HAS CONFIRMED THE ACCURACY OR TRUTHFULNESS OF THIS DISCLOSURE, NOR WHETHER IT IS COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. YOU SHOULD BE AWARE THAT YOU WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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OUR COMPANY AND BUSINESS	9
Summary of Our Company and its Investment Strategies	9
Our Sponsor	9
Investments Through Other Entities	9
Investments in Sponsor Projects	9
LLC Agreement	10
Management	10
Leverage	10
Competition	10
The Company competes with many other companies for suitable projects, ranging from small real estate investors owning one or two projects to large, public REITs owning dozens.	10
Our competitive advantages include the following:	10
● Our management team has over 100 years of combined experience in acquisition, asset management, and property management.	10
● We are vertically integrated, giving us greater control over how assets are owned and managed.	10
● Our size allows us to be nimble and flexible. It allows us to pivot operations quickly and adapt to changes such as the global pandemic. Our size also allows us to provide white-glove concierge service by providing individualized attention to our invesors.	10
Our Conversion to Limited Liability Company Structure	10
Our Previous Regulation A Offerings	11
Term of the Company	11
Existing Investments	11
OUR ORGANIZATIONAL STRUCTURE	13
OUR SPONSOR’S TRACK RECORD	13
Summary and Narrative Description	13
“Round Trip” Programs	14
Explanation of Defined Terms	15
Acquisitions of Properties Within Last Three Years	16
Prior Performance Tables	16
WHAT IS A REIT?	16
OUR MANAGEMENT TEAM	17
Names, Ages, Etc.	17
Related Parties	19
Family Relationships	19
Legal Proceedings	19
SUMMARY OF MANAGEMENT AGREEMENT	20
COMPENSATION OF MANAGEMENT	21
Overview	21
Fees	21
Report to Investors	22
Co-Investment	22
SECURITY OWNERSHIP OF MANAGEMENT	22
VOTING RIGHTS OF OWNERS	23
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	23
SECURITIES BEING OFFERED	23
Description of Securities	23
Price of Common Shares	23
Voting Rights	24
Distributions	24
How We Decide How Much To Distribute	24
Withholding	24
No Guaranty	24
Transfers	24
Mandatory Redemptions	25
Limited Right Of Redemption	25

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A WARNING ABOUT FORWARD-LOOKING STATEMENTS

The term “forward-looking statements” means any statements, including financial projections, that relate to events or conditions in the future. Often, forward-looking statements include words like “we anticipate,” “we believe,” “we expect,” “we intend,” “we plan to,” “this might,” or “we will.” The statement “We believe interest rates will rise” is an example of a forward-looking statement.

Because we are talking about a new business, most of the things we say in this Offering Circular are forward-looking statements. In fact, everything we say is a forward-looking statement, other than statements of historical fact.

Forward-looking statements are, by their nature, subject to uncertainties and assumptions. The statement “We believe interest rates will rise” is not like the statement “We believe the sun will rise in the East tomorrow.” It is impossible for us to know exactly what is going to happen in the future, or even to anticipate all the things that could happen. Our business could be subject to many unanticipated events, including all of the things we talk about in “Risks of Investing.”

Consequently, the actual result of investing in the Company could (and almost certainly will) differ from those anticipated or implied in any forward-looking statement, and the differences could be both material and adverse. We do not undertake any obligation to revise, or publicly release the results of any revision to, any forward-looking statements, except as required by applicable law. GIVEN THE RISKS AND UNCERTAINTIES, PLEASE DO NOT PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS.

RISKS OF INVESTING

BUYING COMMON SHARES IS SPECULATIVE AND INVOLVES SIGNIFICANT RISK, INCLUDING THE RISK THAT YOU COULD LOSE SOME OR ALL OF YOUR MONEY. THIS SECTION DESCRIBES WHAT WE BELIEVE ARE THE MOST SIGNIFICANT RISK FACTORS AFFECTING THE FUND AND ITS INVESTORS. THE ORDER IN WHICH THESE FACTORS ARE DISCUSSED IS NOT INTENDED TO SUGGEST THAT SOME FACTORS ARE MORE IMPORTANT THAN OTHERS.

You Might Lose Your Money: When you buy a certificate of deposit from a bank, the federal government (through the FDIC) guarantees you will get your money back. Our Common Shares have no such guarantee. The ability of the Company to make distributions depends on a number of factors, including some beyond our control. Nobody guarantees that you will receive payments and you might lose some or all of your money.

Our Track Record Does not Guaranty Future Performance: The section of this Offering Circular captioned “Past Performance: Our Track Record So Far” illustrates the performance of the Company and certain affiliates. However, there is no guaranty that the Company will do well in the future as it has done in the past.

Speculative Nature of Real Estate Investing: Real estate can be risky and unpredictable. For example, many experienced, informed people lost money when the real estate market declined in 2007-8. Time has shown that the real estate market goes down without warning, sometimes resulting in significant losses. Some of the risks of investing in real estate include changing laws, including environmental laws; floods, fires, and other Acts of God, some of which can be uninsurable; changes in national or local economic conditions; changes in government policies, including changes in interest rates established by the Federal Reserve; and international crises. You should invest in real estate in general, and in the Company in particular, only if you can afford to lose your investment and are willing to live with the ups and downs of the real estate industry.

Our Growth Focus Increases Risk: The Company intends to focus on real estate projects on the “growth” side of the growth/income spectrum. By definition, these projects will tend to carry greater risk, along with the potential for higher profits.

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Investors Must Wait 90 Days Before Receiving Dividends: If the Company pays a dividend, Investors who have acquire their Common Shares within the preceding 90 days will not share in the dividend.

Risks from Rising Interest Rates: Over the last six months interest rates have risen significantly. Meanwhile, consumer-level inflation has reached levels not seen for 40 years. While many economists believe the increase in inflation will be short-lived, caused by supply chain bottlenecks created by the COVID-19 pandemic, nobody knows for sure. If interest rates continue to rise it will likely harm our business.

Pricing of Common Shares: The price of our Common Shares was determined by the Manager based on the Manager’s estimate of the value of the Company’s assets. The Manager’s estimate was not necessarily based on third-party appraisals of the Company’s assets.

Property Values Could Decrease: The value of the properties in which we invest could decline, perhaps significantly. Factors that could cause the value of a property to decline include, but are not limited to:

●	Changes in interest rates

●	Competition from existing properties and new construction

●	Changes in national or local economic conditions

●	Changes in zoning

●	Environmental contamination or liabilities

●	Changes in local market conditions

●	Fires, floods, and other casualties

●	Uninsured losses

●	Undisclosed defects in property

●	Incomplete or inaccurate due diligence

Illiquidity of Real Estate: Real estate is generally illiquid, meaning that it is not typically capable of being readily sold for cash at fair market value. Thus, the Company might not be able to sell a real estate project as quickly or on the terms that it would like. Moreover, the overall economic conditions that might cause the Company to want to sell properties are generally the same as those in which it would be most difficult to sell.

Competition: To achieve satisfactory returns for our Investors, the Manager must identify projects that satisfy our investment selection criteria and that can be acquired at reasonable prices. There is no guaranty that the Manager will be able to do so. The real estate industry is highly competitive and fragmented. The Manager, directly or through affiliates, will compete with other real estate developers for the most promising projects, and some of those other real estate developers could have substantially greater resources, allowing them to move more quickly, pay more, or have greater access to the best projects. The result could be that the Company winds up investing in projects of lower quality, or where the owner of the project (an affiliate of the Manager) paid too much as a result of intense competition. In addition, each project acquired will face competition from other projects, including both existing properties and new properties. Such competition could limit the ability of the Company to raise rents in its projects or even force the Company to decrease rents, at the risk of higher vacancy rates.

The Company will Invest Primarily in the Sponsor’s Projects: To date, the Company has invested primarily in projects sponsored by the Sponsor. We expect that will continue in the future. These projects will not necessarily be the best projects available.

Entitlement Risks: The Company might invest in projects before some or all of the necessary zoning approvals have been obtained. Securing zoning approval can take a long time and be very expensive, and even after a long and expensive process there is no guaranty that approval will be given. If approvals cannot be obtained the value of the real estate could go down and Investors could lose some or all of their money.

Governmental Regulation: In addition to zoning approval, any development project will require the approval of numerous government authorities regulating such matters as density levels, the installation of utility services such as water and waste disposal, and the dedication of acreage for open space, parks, schools and other community purposes. Governmental authorities have imposed impact fees as a means of defraying the cost of providing certain governmental services to developing areas and the amount of these fees has increased significantly during recent years. Many state laws require the use of specific construction materials which reduce the need for energy consuming heating and cooling systems. Local governments also, at times, declare moratoriums on the issuance of building permits and impose other restrictions in areas where sewage treatment facilities and other public facilities do not reach minimum standards. All of these regulations will impose costs and risks on our Projects.

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Lack of Representations and Warranties from Sellers: The Company might invest in projects where the seller of the real estate made limited or no representations and warranties concerning the condition of the real estate, the status of leases, the presence of hazardous materials or hazardous substances, the status of governmental approvals and entitlements, and other important matters. If we fail to discover defects through our own due diligence review but discover them only after the project has been acquired and the Company has made its investment, we may have little or no recourse against the sellers.

Incomplete Due Diligence: The Manager or an affiliate of the Manager will perform “due diligence” on each project, meaning we will review available information about the project, its current zoning, the surrounding community, and other information we believe is relevant. As a practical matter, however, it is simply impossible to review all of the information about a given piece of real estate (or about anything) and there is no assurance that all of the information we have reviewed is accurate. For example, sometimes important information is hidden or unavailable, or a third party might have an incentive to conceal information or provide inaccurate information, or we might not think of all the relevant information, or we might not be able to verify all the information we review. It is also possible that we will reach inaccurate conclusions about the information we have reviewed. Due diligence is as much an art as it is a science, and there is a risk that, especially with the benefit of hindsight, our due diligence will turn out to have been incomplete or inadequate.

Pricing of Assets: The success of the Company and its ability to make distributions to Investors depends on the Manager’s ability to gauge the value of real estate assets. Although the Manager and its principals are experienced real estate investors and will rely on various objective criteria to select properties for investment, including, in all or almost all cases, third-party appraisals, ultimately the value of these assets is as much an art as a science, and there is no guaranty that the Company and its advisors will be successful.

Americans with Disabilities Act: Under the Americans with Disabilities Act (the “ADA”), public accommodations must meet certain federal requirements related to access and use by disabled persons. Some (although not all) of the projects in which the Company invests will be “public accommodations,” and complying with the ADA and other similar laws will make those projects more expensive to build and maintain than they would have been otherwise. Furthermore, it is possible that the ADA could be extended by law or regulation, requiring existing projects to be retrofitted at great expense.

Difficulty Attracting Buyers and Tenants: Some of the projects in which the Company invests will involve the construction of houses, with the expectation that the houses will be sold once construction is complete. Other projects will involve the construction of multi-family apartment communities, with the expectation that the apartments will be leased to tenants once construction is complete. In either situation, the projects will be built on “spec,” meaning that we will not have a buyer for the house or tenants for the apartments at the time construction begins. Depending on market conditions, we might experience difficulty finding a buyer or tenants, with adverse effects on the profitability of the project.

Construction Risks: From time to time we may acquire unimproved real property or properties that are under development or construction. No matter how carefully we plan, the construction process is notorious for cost overruns and delays. If the construction of a project ended up costing significantly more than we had budgeted, or took significantly longer to complete than forecast, or were done improperly, the profitability or even the viability of the project could suffer.

Environmental Risks: The Manager or its affiliates will conduct typical environmental testing on each project to determine the existence of significant environmental hazards. However, it is impossible to be certain of all the ways that a given piece of real estate has been used, raising the possibility that environmental hazards could exist despite our environmental investigations. Under federal and state laws, moreover, a current or previous owner or operator of real estate may be required to remediate any hazardous conditions without regard to whether the owner knew about or caused the contamination. Similarly, the owner of real estate could become subject to common law claims by third parties based on damages and costs resulting from environmental contamination. The cost of investigating and remediating environmental contamination can be substantial, even catastrophic. The existence of an environmental hazard could therefore present direct or indirect risks to the Company.

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Inability to Implement Liquidity Transactions: We will typically aim to invest in projects that can be liquidated (i.e., sold) within approximately five years. However, there is no guarantee that we will be able to successfully pursue a liquidity event with respect to any of our projects. Market conditions may delay or even prevent the Manager from pursuing liquidity events. If we do not or cannot liquidate our real estate portfolio, or if we experience delays due to market conditions, this could delay Investors’ ability to receive a return of their investment indefinitely and may even result in losses.

Need for Additional Capital: The real estate industry is capital-intensive, and the inability to obtain financing could limit our growth. We may need to raise more money in the future so we can continue to acquire and operate projects. In addition, we might need to raise money to make capital improvements required by law or by market conditions, or for other purposes. There is no guarantee that funding will be available to us when we need it, or on terms that are not adverse to your interests. If we cannot raise additional funding when needed, our operations and prospects could be negatively affected.

Future Securities Could Have Superior Rights: The Company might issue securities in the future that have rights superior to the rights associated with the Common Shares. For example, the holders of those securities could have the right to receive distributions before any distributions are made to Investors, or distributions that are higher, dollar for dollar, than the distributions paid to the holders of the Common Shares, or the right to receive all their money back on a liquidation of the Company before the holders of the Common Shares receive anything.

Risks Associated with Leverage: We intend to borrow money to finance most or all of the projects in which the Company invests. While debt financing can improve returns in a good market, it carries significant risks in a bad market, and therefore increases our vulnerability to downturns in the real estate market or in economic conditions generally. There is no guaranty that we will generate sufficient cash flow to meet our debt service obligations, and we may be unable to repay, refinance or extend our debt when due. We may also give our lender(s) security interests in our assets as collateral for our debt obligations. If we are unable to meet our debt service obligations, those assets could be foreclosed upon, which could negatively affect our ability to generate cash flows to fund distributions to Investors. We may also be required to sell assets to repay debt and may be forced to sell at times that are unfavorable to the Company, which would likewise negatively affect our ability to operate successfully.

Uninsured Losses: The Manager or an affiliate of the Manager will try to ensure that each project carries adequate insurance coverage against foreseeable risks. However, there can be no assurance that our insurance will be adequate, and insurance against some risks, like the risk of earthquakes and/or floods, might be unavailable altogether or available at commercially unreasonable rates or in amounts that are less than the full market value or replacement cost of the underlying properties. Hence, it is possible that a project would suffer an uninsured loss, resulting in a loss to the Company and Investors. Given the Company’s initial focus on Southern California, the risk of uninsured losses from earthquakes is especially significant.

Broad Investment Strategy: The Manager has broad discretion to choose projects. An Investor might prefer a more focused strategy.

Loss of Uninsured Bank Deposits: Any cash the Company has on hand from time to time will likely be held in regular bank accounts. While the FDIC insures deposits up to a specified amount, it is possible that the amount of cash in the Company’s account would exceed the FDIC limits, resulting in a loss if the bank failed.

Potential Liability to Return Distributions: Under some circumstances, Investors who received distributions from the Company could be required to return some or all of those distributions. However, Investors generally will not be liable for the debts and obligations of the Company beyond the amount they paid for the Common Shares.

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Limited Liability of Manager: Under the Company’s First Amended and Restated Limited Liability Company Agreement, the grounds for which an Investor may sue the Manager is very limited. For example, the First Amended and Restated Limited Liability Company Agreement waives all fiduciary obligations of the Manager. This means that except in rare circumstances, you will not be able to sue the Manager even if the Manager makes mistakes and those mistakes cost you money.

Limited Participation in Management: Investors will not have a right to vote or otherwise participate in managing the Company. For example, Investors will have no voice in selecting the projects in which the Company invests, deciding on the terms of the investment, or deciding when a project should be sold. Only those willing to give complete control to our management team should consider an investment in the Company.

Reliance on Management: The success of the Company depends almost exclusively on the abilities of its current management team. If any of these individuals resigned, died, or became ill, the Company and its Investors could suffer.

Conflicts of Interest: The interests of the Manager could conflict with the interests of Investors in a number of important ways, including these:

●	The interests of Investors might be better-served if our management team devoted its full attention to the business of the Company. Instead, our team will manage a number of different projects.

●	Members of our management team have business interests wholly unrelated to the Company and its affiliates, all of which require a commitment of time.

●	Our Sponsor operates other real estate funds and might establish new real estate funds in the future. Where the Manager identifies an attractive real estate project there could be conflicts whether the project should be acquired by the Company or by one of the other real estate funds.

●	The lawyers who prepared the First Amended and Restated Limited Liability Company Agreement, the Investment Agreement, and this Offering Circular represent us, not you. You must hire your own lawyer (at your own expense) if you want your interests to be represented.

Waiver of Right to Jury Trial: The Investment Agreement and the LLC Agreement both provide that legal claims will be decided only by a judge, not by a jury. The provision in the LLC Agreement will apply not only to an Investor who purchases Common Shares in the Offering, but also to anyone who acquires Common Shares in secondary trading. Having legal claims decided by a judge rather than by a jury could be favorable or unfavorable to the interests of an owner of Common Shares, depending on the parties and the nature of the legal claims involved. It is possible that a judge would find the waiver of a jury trial unenforceable and allow an owner of Common Shares to have his, her, or its legal claim decided by a jury. In any case, the waiver of a jury trial in both the Investment Agreement and the LLC Agreement do not apply to claims arising under the federal securities laws.

Forum Selection Provision: Our Investment Agreement and our LLC Agreement both provide that disputes will be handled solely in the state or federal courts located in or most geographically convenient to Austin, Texas. We included this provision primarily because the Company’s headquarters are in Austin. This provision could be unfavorable to an Investor to the extent that (i) a court in a different jurisdiction would be more likely to find in favor of an Investor, (ii) bringing a claim in Austin, Texas would be geographically inconvenient to an Investor or increase his, her, its costs, or (iii) this provision discourages Investors from bringing claims. It is possible that a judge would find this provision unenforceable and allow an Investor to file a lawsuit in a different jurisdiction.

Section 27 of the Exchange Act provides that federal courts have exclusive jurisdiction over lawsuits brought under the Exchange Act, and that such lawsuits may be brought in any federal district where the defendant is found or is an inhabitant or transacts business. Section 22 of the Securities Act provides that federal courts have concurrent jurisdiction with State courts over lawsuits brought under the Securities Act, and that such lawsuits may be brought in any federal district where the defendant is found or is an inhabitant or transacts business. Investors cannot waive our (or their) compliance with federal securities laws. Hence, to the extent the forum selection provisions of the Investment Agreement or the LLC Agreement conflict with these federal statutes, the federal statutes would prevail.

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Limitation on Rights in LLC Agreement: The Company’s First Amended and Restated Limited Liability Company Agreement limits your rights in several important ways, including these:

●	The LLC Agreement significantly curtails your right to bring legal claims against management.

●	The LLC Agreement limits your right to obtain information about the Company and to inspect its books and records.

●	Investors can remove the Manager only in very limited circumstances, even if you think the Manager is doing a bad job.

●	The Manager is allowed to amend the LLC Agreement in certain respects without your consent.

●	The LLC Agreement restricts your right to sell or otherwise transfer your Common Shares.

●	The LLC Agreement gives the Manager the right to buy back your Common Shares without your consent if the Manager determines that (i) the Company would otherwise become subject to the Employee Retirement Income Security Act of 1974 (after referred to as “ERISA”), or (ii) you have engaged in certain misconduct.

●	The LLC Agreement provides that all disputes will be conducted in Travis County, Texas.

Limitations on Rights in Investment Agreement: To purchase Common Shares, you are required to sign our Investment Agreement. The Investment Agreement would limit your rights in several important ways if you believe you have claims against us arising from the purchase of your Common Shares:

●	Any claims arising from your purchase of Common Shares or the Investment Agreement must be brought in the state or federal courts located in Austin, Texas, which might not be convenient to you.

●	You would not be entitled to a jury trial. However, the waiver of trial by jury does not apply to claims arising under the Federal securities laws.

●	You would not be entitled to recover any lost profits or special, consequential, or punitive damages. However, this limitation of damages does not apply to claims arising under the Federal securities laws.

●	If you lost your claim against us, you would be required to pay our expenses, including reasonable attorney’s fees. If you won, we would be required to pay yours.

Limits on Transferability: There are several obstacles to selling or otherwise transferring your Common Shares:

●	There will be no established market for your Common Shares, meaning you could have difficulty finding a buyer.

●	Under the LLC Agreement, the Common Shares may not be transferred in some circumstances.

●	If you want to sell your Common Shares, you must first offer it to the Manager.

●	Under the LLC Agreement, a transferee will not be admitted as a member of the Company unless the transferor and transferee satisfy certain conditions, including satisfying the Manager that the proposed transfer will not violate any laws.

●	Under the Limited Liability Company Agreement, the Common Shares may not be transferred if the Manager determines that the transfer could jeopardize the status of the Company as a REIT.

●	To qualify as a REIT, the Limited Liability Company Agreement limits the amount of the Company that any one person may own, which may restrict your ability to sell Common Shares to others who have invested in the Company.

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Risk of Failure to Comply with Securities Laws: The Company is conducting this Offering under Regulation A, an exemption from registration authorized by the SEC, and engaged in a previous offering under Regulation A, which was qualified by the SEC on June 18, 2018. While the Company has been guided by the advice of legal counsel, the securities laws are very complicated and it is possible to violate one rule or another without intending to. If the Company fails to comply with the securities laws in the future or has failed to comply in the past, the Company could be subject to severe penalties and/or prohibited from raising additional capital, in both cases with material adverse effects for investors.

Risk of Severe Penalties Without Doing Anything Wrong: Under SEC Rule 262(a)(7), the Company could be disqualified from selling securities even if it has done nothing wrong, merely because the SEC has begun an investigation of the Company. Thus, for example, if a competitor with an ax to grind contacts the SEC with false information and the SEC begins an investigation, it could prohibit the Company from raising capital, thereby imposing substantial harm on the Company and its investors, harm that would not be mitigated or compensated even when the investigation reveals no wrongdoing.

Reduced Disclosure Requirements Under the JOBS Act: The Common Shares are being offered pursuant to Tier 2 of Regulation A issued by the SEC, as amended pursuant to the Jumpstart Our Business Startups Act of 2012 (known as the “JOBS Act”). Regulation A does not require us to provide you with all of the information that would be required in a registration statement in connection with an initial public offering (IPO) of securities. As a Regulation A issuer, we are also not subject to the same level of ongoing reporting obligations as a typical public reporting company, including, but not limited to, many of the disclosure requirements applicable to public reporting companies under the Securities Exchange Act of 1934.

We Are an “Emerging Growth Company” Under the JOBS Act: Today, the Company qualifies as an “emerging growth company” under the JOBS Act. If the Company were to become a public company (e.g., following an IPO) and continued to qualify as an emerging growth company, it would be able to take advantage of certain exemptions from the reporting requirements under the Securities Exchange Act of 1934 and exemptions from certain investor protection measures under the Sarbanes Oxley Act of 2002. Using these exemptions could benefit the Company by reducing compliance costs but could also mean that investors receive less information and receive fewer protections than they would otherwise. However, these exemptions – and the status of the Company as an “emerging growth company” in the first place – will not be relevant unless the Company becomes a public reporting company, which we do not plan or foresee.

We Are Not Subject to the Corporate Governance Requirements that Apply to Companies Listed on a National Exchange: Companies whose securities are listed on a national stock exchange (for example, the New York Stock Exchange) are generally subject to a number of rules about corporate governance that are intended to protect investors. For example, the major U.S. stock exchanges require listed companies to have an audit committee made up entirely of independent members of the board of directors (i.e., directors with no material outside relationships with the company or management), which is responsible for monitoring the Company’s compliance with the law. As of the date of this Offering Statement, neither the Common Shares nor any other securities of the Company are listed on a national exchange, and it is likely that our securities will never be listed on a national exchange. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of a national exchange.

Regulation As An Investment Company: If the Company were treated as an “investment company” under the Investment Company Act of 1940, we would be required to comply with a number of special rules and regulations and incur significant cost doing so. In addition, if it were determined that the Company had operated as an investment company without registering as such, we could be subject to significant penalties and, among other things, any contracts the Company had entered into could be rendered unenforceable. As described in “Investment Company Act Limitations,” we intend to conduct our business so that we are not treated as an investment company. However, we might not be successful.

Failure to Satisfy Conditions of REIT; Taxes on REITs: We intend to be taxed as a real estate investment trust, or “REIT,” under Sections 856 through 860 of the Internal Revenue Code (the “Code”) for purposes of federal income taxes. To qualify as a REIT, the Company must satisfy a number of criteria, both now and on an ongoing basis. Should the Company fail to satisfy any of these criteria, even inadvertently, it could become subject to penalty taxes and/or lose its REIT status altogether, which would make the Company subject to federal income tax and thereby reduce the returns to investors substantially. Further, even if it maintains its REIT status, the Company could be subject to various taxes in some situations. While the Company intends to seek guidance from tax advisors and operate its business accordingly, there is no guaranty that it will be able to avoid taxes and maintain its qualification as a REIT.

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REIT Requirements Could Restrict Actions: REITs are subject to a 100% tax on income from “prohibited transactions,” which include sales of assets that constitute inventory or other property held for sale in the ordinary course of a business, other than foreclosure property. This 100% tax could impact our desire to sell assets and other investments at otherwise opportune times if we believe such sales could be considered a prohibited transaction.

Required Distributions: As a REIT, we generally must distribute 90% of our annual taxable income to our investors. From time to time we might generate taxable income greater than our net income for financial reporting purposes from, among other things, amortization of capitalized purchase premiums, or our taxable income might be greater than our cash flow available for distribution to our stockholders. If we do not have other funds available in these situations, we might be unable to distribute 90% of our taxable income as required by the REIT rules. In that case, we would need to borrow funds, sell a portion of our investments, potentially at disadvantageous prices, or find another alternative source of funds. These alternatives could increase our costs or reduce our equity and reduce amounts to invest in real estate assets and other investments. Moreover, the distributions received by our stockholders in such an event could constitute a return of capital for federal income tax purposes, as the distributions would be in excess of our earnings and profits.

Federal and State Income Taxes as a REIT: Even if the Company qualifies and maintains its qualification as a REIT, it may be subject to federal income taxes and related state taxes. For example, if we have net income from a “prohibited transaction,” such income will be subject to a 100% tax. The Company may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. The Company may also decide to retain income it earns from the sale or other disposition of its property and pay income tax directly on such income. In that event, the Company’s investors will be treated as if they earned that income and paid the tax on it directly. However, shareholders that are tax-exempt would have no benefit from their deemed payment of such tax liability. The Company may also be subject to state and local taxes on its income or property. Any federal or state taxes paid by the Company will reduce the Company’s operating cash flow and cash available for distributions.

FIRPTA Tax on Non-U.S. Sellers: A non-U.S. Investor who sells Common Shares for a gain would generally be subject to tax under the Foreign Investment in Real Property Tax Act (FIRPTA) if the Company does not qualify as a “domestically controlled REIT,” meaning a REIT in which less than 50% of the value of the outstanding shares are owned by non-U.S. persons. We intend to qualify as a domestically controlled REIT, but there can be no assurance we will always do so.

Changes in Tax Laws: At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. Any such change could result in an increase in our, or our shareholders’, tax liability or require changes in the manner in which we operate in order to minimize increases in our tax liability. A shortfall in tax revenues for states and municipalities in which we operate may lead to an increase in the frequency and size of such changes. If such changes occur, we may be required to pay additional taxes on our assets or income or be subject to additional restrictions. These increased tax costs could, among other things, adversely affect our financial condition, the results of operations and the amount of cash available for the payment of dividends. We and our shareholders could be adversely affected by any such change in, or any new, federal income tax law, regulation, or administrative interpretation.

Breaches of Security: It is possible that our systems would be “hacked,” leading to the theft or disclosure of confidential information you have provided to us. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched, we and our vendors may be unable to anticipate these techniques or to implement adequate defensive measures.

The Foregoing Are Not Necessarily The Only Risks Of Investing
Please Consult With Your Professional Advisors

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OUR COMPANY AND BUSINESS

Summary of Our Company and its Investment Strategies

The Company was formed on October 17, 2017 to invest in a diversified portfolio of predominantly income-producing real estate assets throughout the United States. The Company focuses primarily on student housing, multi-housing, conventional apartments, and senior living (both existing and new development projects) but also looks for opportunities across other commercial real estate sectors.

The Company typically targets projects with capitalization rates in the single digits and where we believe we can achieve a double digit IRR. Our typical expected holding period is between three to seven years, subject to market conditions. We do not expect to invest more than 50% of our assets in any one property.

Our investment strategies include the following:

●	Core Plus Strategy – Our Core Plus Strategy focuses on quality multi-housing properties with quality residents in primary and secondary markets with an opportunity to increase net operating income.

●	Value Add Strategy – Our Value Add Strategy focuses on increasing occupancy and net operating income on multi-housing properties through renovations and repositioning of the properties.

●	Opportunistic Strategy – Our Opportunistic Strategy focuses on finding opportunities to participate in multi-housing new development, distressed sales, and/or bankruptcy auctions, including land development and new construction.

To the extent allowed by the rules governing REITs, we might also invest, to a limited extent, in other real estate-related assets, including mortgage-backed obligations and loans where the business of the borrower is significantly related to real estate, or highly liquid shares of REITs or other securities representing real estate assets traded on national and international exchanges such as the TSX, ASX, NSE, BSE, and US-domiciled OTC markets.

As of the date of this Offering Circular, the Company has invested a total of $ 5,618,858 in nine different real estate projects.

Our Sponsor

The sponsor of the Company is Casoro Capital Partners, LLC, also a Texas limited liability company (the “Sponsor”). Monte K. Lee-Wen is a principal of the Sponsor. See “Our Management Team.”

Over the last 10 years, the Sponsor has raised approximately $203 million of capital and acquired approximately 22 apartment communities. See “Our Sponsor’s Track Record.”

Investments Through Other Entities

Sometimes the Company will own real estate directly. Most of the time, however, the investments made by the Company will be through other entities (“Project Entities”). For example, if the Company invests in a student housing property, the property will be owned by a Project Entity formed as a limited partnership or a limited liability company. Typically, Project Entities will be controlled by the Sponsor or another entity controlled by the Sponsor. However, if the Company does not control the Project Entity itself then it will retain control rights, meaning the Company’s consent will be required to certain major actions taken by the Project Entity, such as the sale or refinancing of its real estate and the replacement of its manager or general partner.

Investments in Sponsor Projects

To date, the Company has not acquired any real estate directly. Instead, the Company has invested only as an investor in projects sponsored by the Sponsor. However, the Company could acquire real estate directly in the future and/or invest in projects with different sponsors.

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LLC Agreement

The Company is governed by a Limited Liability Company Agreement dated September 29, 2023, which we refer to as the “LLC Agreement.” You can read a summary in “Summary of LLC Agreement” and a copy of the LLC Agreement is attached as Exhibit 1A-2B.

Management

The Company is managed by Casoro Investment Advisory Firm LLC, a Texas limited liability company (the “Manager”). The LLC Agreement generally gives the Manager exclusive control over all aspects of the Company’s business. Other members of the Company, including Investors who purchase Common Shares in the Offering, generally have no right to participate in the management of the Company.

There is only one exception to this rule: the owners of Common Shares may, in some situations, remove the Manager for cause. For more information, see “Summary of LLC Agreement.”

Leverage

We expect that all the real estate projects we invest in, whether as a direct owner or as an investor, will be “leveraged,” meaning encumbered by debt. As a general rule, we will invest in projects only where the ratio of the loan amount to the value of the property is no more than 80%. In certain cases, depending on the property and its underwriting, we might also use mezzanine debt or preferred equity.

Competition

The Company competes with many other companies for suitable projects, ranging from small real estate investors owning one or two projects to large, public REITs owning dozens.

Our competitive advantages include the following:

●	Our management team has over 100 years of combined experience in acquisition, asset management, and property management.

●	We are vertically integrated, giving us greater control over how assets are owned and managed.

●	Our size allows us to be nimble and flexible. It allows us to pivot operations quickly and adapt to changes such as the global pandemic. Our size also allows us to provide white-glove concierge service by providing individualized attention to our investors.

Our Conversion to Limited Liability Company Structure

The Company was formed as a Maryland corporation on October 17, 2017. Early in 2022 our management team decided that the flexibility associated with limited liability companies would be better suited to our business. Hence, after gaining the approval of our shareholders, the Company was converted to a Delaware limited liability company effective on March 18, 2022.

Although the Company is now a limited liability company for purposes of state law, it has elected to be treated as a “C” corporation for tax purposes. Hence, it remains eligible to be treated as a REIT.

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Our Previous Regulation A Offerings

The Company has already conducted two previous offerings under Regulation A. The first offering was qualified by the SEC on June 18, 2018 and the second on July 22, 2022. Together, the Company raised approximately $609,541 in those offerings. All the documents relating to the previous offerings are available on EDGAR.

Term of the Company

We will begin deploying the capital we raise in this Offering right away. We intend to operate the Company indefinitely.

To wind down the Company, the Manager will seek to generate liquidity for Investors and realize any gains in the value of our investments by selling or refinancing our properties and returning capital to Investors on an orderly basis. Sales and refinancing will be subject to prevailing market conditions and there is no guarantee that we will be successful in executing any such liquidity transactions on terms favorable to the Company and Investors, or that we will be able to do so within the time frame we have anticipated.

Existing Investments

The following summarizes the Company’s existing investments:

Name of Project Entity	Casoro Jax LP	PPA Water Ridge LP	Newport Apartments LP	Casoro Lach LP
Type of Entity	Limited Partnership	Limited Partnership	Limited Partnership	Limited Partnership
State of Formation	Delaware	Texas	Texas	Texas
Address of Project Entity	9050 North Capital of Texas Highway Suite 320 Austin, TX 78759	9050 North Capital of Texas Highway Suite 320 Austin, TX 78759	9050 North Capital of Texas Highway Suite 320 Austin, TX 78759	9050 North Capital of Texas Highway Suite 320 Austin, TX 78759
Description of Project Entity’s Real Estate Project	● Multifamily property ● 322 units ● Currently 88.23% occupied	● Multifamily property ● 476 units ● Currently 90.69% occupied	● Multifamily property ● 308 units ● Currently 86.6% occupied	● Multifamily property ● 150 units ● Currently 92.93% occupied
Location of Project	12222 Vance Jackson Rd, San Antonio, TX	4600 West Pioneer, Irving, TX	3466 N Belt Line Rd, Irving, TX	14722 Nacogdoches Rd, San Antonio, TX
Nature of Company’s Interest in Project Entity	Partnership Interest	Partnership Interest	Partnership Interest	Partnership Interest
Amount of Actual or Anticipated Investment	$480,682 Actual	$400,000 Actual	$100,000 Actual	$780,500 Actual
Ownership Percentage	2.7389 2.7389%	2.4396%	1.326%	13.9114%
Fees and Compensation to Sponsor	Acquisition, Asset Management, Construction Management, Property Management, Utility Billing Management	Acquisition, Asset Management, Construction Management, Property Management, Utility Billing Management	Acquisition, Asset Management, Construction Management, Property Management, Utility Billing Management	Acquisition, Asset Management, Construction Management, Property Management, Utility Billing Management
Distributions to Sponsor	In accordance with provisions in the Partnership Agreement	In accordance with provisions in the Partnership Agreement	In accordance with provisions in the Partnership Agreement	In accordance with provisions in the Partnership Agreement

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Name of Project Entity	CG Jax Investors, LP	Casoro Capitol on 28th, LP	Houston Flats JV, LLC	CG Sunset Land LLC
Type of Entity	Limited Partnership	Limited Partnership	Limited Liability Company	Limited Partnership
State of Formation	Delaware	Texas	Delaware	Texas
Address of Project Entity	9050 North Capital of Texas Highway Suite 320 Austin, TX 78759	9050 North Capital of Texas Highway Suite 320 Austin, TX 78759	9050 North Capital of Texas Highway Suite 320 Austin, TX 78759	9050 North Capital of Texas Highway Suite 320 Austin, TX 78759
Description of Project Entity’s Real Estate Project	● Multifamily property ● 322 units ● Currently 88.23% occupied	● Multifamily property ● 231 units ● Currently 93.07% occupied	● Multifamily property ● 368 units ● Currently 85.65% occupied	● Land
Location of Project	12222 Vance Jackson Rd, San Antonio, TX	215 NE 28th Street, Oklahoma City, OK	2101 Hayes Rd, Houston, TX 77077	2170 Thousand Oaks Dr, San Antonio, TX
Nature of Company’s Interest in Project Entity	Partnership Interest	Partnership Interest	Preferred Equity	Partnership Interest
Amount of Actual or Anticipated Investment	$534,500 Actual	$210,000 Actual	$2,000,000 Actual	$525,658 Actual
Ownership Percentage	3.0456%	6.67%	0%	33%
Fees and Compensation to Sponsor	Acquisition, Asset Management, Construction Management, Property Management, Utility Billing Management	Acquisition, Asset Management, Construction Management, Property Management, Utility Billing Management	Acquisition, Asset Management, Construction Management, Property Management, Utility Billing Management	Acquisition, Asset Management, Construction Management, Property Management, Utility Billing Management
Distributions to Sponsor	In accordance with provisions in the Partnership Agreement	In accordance with provisions in the Partnership Agreement	In accordance with provisions in the Partnership Agreement	In accordance with provisions in the Partnership Agreement

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OUR ORGANIZATIONAL STRUCTURE

When you buy Common Shares you will become an owner of the Company, Multi-Housing Income REIT LLC, a Delaware limited liability company.

The Manager of the Company is Casoro Investment Advisory Firm, LLC, a Texas limited liability company.

Casoro Investment Advisory Firm, LLC is wholly-owned by the Sponsor, Casoro Capital Partners, LLC, also a Texas limited liability company.

Casoro Capital Partners, LLC is wholly-owned by Casoro Capital LLC, a Delaware limited liability company.

Casoro Capital, LLC is owned 95% by Casoro Group, LLC, a Delaware limited liability company.

Casoro Group LLC is wholly-owned by The PPA Group, LLC, a Nevada limited liability company.

The PPA Group, LLC is owned 50% by Monte K. Lee-Wen and 50% by Nalie Lee-Wen. Mr. and Mrs. Lee-Wen are married.

The following chart shows our ownership structure:

OUR SPONSOR’S TRACK RECORD

Summary and Narrative Description

The Sponsor of the Company is Casoro Capital Partners, LLC, which we refer to as “CCP.” The principal owner and manager of the Sponsor is Monte Lee-Wen. Mr. Lee-Wen is also the Chief Executive Officer The PPA Group, LLC, a real estate investment firm, which we refer to as “PPA.”

Since 2002, PPA has acquired over 37 multifamily apartment communities and invested equity amounts in excess of $221.3 million in Washington, Arizona, and Texas. The communities purchased or developed by Mr. Lee-Wen and his team involved approximately 11 different offerings, raising over $18.9 million in equity from more than 100 investors. We refer to each of these securities offerings as a “Program.”

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All of the Programs are similar to the Company in the following respects:

●	They all involved raising money from investors.

●	They all involve conducting the same business as the business in which the Company will be engaged, i.e., investing in multi-housing apartment communities.

●	They all have the same investment objectives as the Company.

Because of these similarities, investors who are considering investing in the Company’s common stock might find it useful to review information about the Programs. Of course, prospective investors should bear in mind that PRIOR PERFORMANCE DOES NOT GUARANTY FUTURE RESULTS. The fact that Mr. Lee-Wen and PPA have been successful with the Programs does not mean the Company will experience the same results.

There have been no major adverse business developments or conditions experienced by any Program that would be material to purchasers of the Company’s Common Shares.

None of the Programs:

●	Has been registered under the Securities Act of 1933;

●	Has been required to report under section 15(d) of the Securities Exchange Act of 1934;

●	Has had a class of equity securities registered under section 12(g) of the Securities Exchange Act of 1934; or

●	Has, or has had, 300 or more security holders.

“Round Trip” Programs

Of the 37 multifamily apartment communities PPA acquired, 28 have completed their full investment cycle, from acquisition to renovation to operation to disposition. The financial results of these 28 “round trip” projects are as follows:

Property	Class	Units	Years Owned	Sale Date	Project IRR	Investor IRR
#1 - #5	B	1070	1.75	Nov-21	47%	37%
#6	B	204	2.87	Jul-21	29%	24%
#7	B	236	4.32	Jul-21	7%	1%
#8	B	252	4.81	Jul-21	13%	13%
#9	C	208	4.87	Sep-19	13%	10%
#10	C+	232	10.88	Jun-19	13%	11%
#11	B	466	10.88	Jun-19	18%	14%
#12	B-	504	2.67	Jul-18	32%	25%
#13	C	168	9.25	Dec-17	12%	8%
#14	C	332	10.09	Jun-17	25%	25%
#15	B	254	8.41	Dec-16	23%	10%
#16	C+	205	2.93	Oct-16	29%	22%
#17	C	69	8.67	Aug-16	14%	14%
#18	B-	188	5.16	Oct-12	32%	25%
#19	B	140	1.69	Aug-12	97%	61%
#20	C+	196	4.29	Sep-10	24%	20%
#21	C+	100	2.72	Apr-10	25%	21%
#22	C+	178	2.14	Mar-09	42%	27%
#23	C	40	3.16	Sep-08	54%	48%
#24	C	24	0.48	Jun-07	114%	114%
#25	C+	20	2.24	Dec-05	55%	55%
#26	C+	39	3.3	Jul-05	36%	26%
#27	C	24	2.24	Jul-05	97%	64%
#28	C+	45	2.46	Apr-05	31%	21%

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Property	Project ROI	Investor ROI	Project MOIC	Investor MOIC	Average Annual CoC
#1 - #5	92%	69%	1.92	1.68	7.0%
#6	108%	89%	2.08	1.89	3.2%
#7	36%	5%	1.36	1.05	1.0%
#8	70%	69%	1.7	1.69	3.0%
#9	77%	50%	1.77	1.5	4.0%
#10	236%	178%	3.36	2.78	7.5%
#11	434%	290%	5.34	3.9	10.0%
#12	105%	75%	2.05	1.75	7.4%
#13	150%	80%	2.5	1.8	2.8%
#14	540%	540%	6.4	6.4	10.4%
#15	168%	115%	2.68	2.15	5.0%
#16	102%	77%	2.02	1.77	3.6%
#17	50%	50%	1.5	1.5	6.8%
#18	231%	167%	3.31	2.67	16.8%
#19	195%	100%	2.95	2	7.0%
#20	123%	101%	2.23	2.01	3.4%
#21	131%	108%	2.31	2.08	5.3%
#22	100%	60%	2	1.6	4.0%
#23	251%	216%	3.51	3.16	7.6%
#24	114%	114%	2.14	2.14	0.0%
#25	169%	169%	2.69	2.69	0.0%
#26	143%	95%	2.43	1.95	6.5%
#27	279%	116%	3.79	2.16	9.3%
#28	116%	73%	2.16	1.73	8.9%

In addition, the other nine projects – the nine that have not yet completed their “round trip” – have paid an aggregate of $29.3 million to investors, either as a return of capital or as profit.

Explanation of Defined Terms

Property Class

In the world of real estate investing, properties and locations are ranked on a scale from A to D, with A best and D worst. Our ranking combines both the location of the project and its condition.

Internal Rate of Return (IRR)

Internal rate of return, or IRR, measures the financial performance of an investment taking into account the time the investment is held. For example, suppose that a bond costs $100, pays $10 at the end of each year for four years, and is redeemed after five years for $110. The IRR of that bond is 10%. But if the only payment on the bond were $150 at the end of the fifth year, the IRR would drop to 8.45%, even though the investor had still received a total of $150. The reason: the investor had to wait longer for her money.

Return on Investment (ROI)

Return on investment, or ROI is a fraction, where the numerator (the top of fraction) is the total distributions from the investment minus the total contributions to the investment, and the denominator (the bottom of the fraction) is the total contributions to the investment. For example, if an investment is capitalized with $100 and returns $135, the ROI is 135%.

Multiple on Invested Capital (MOIC)

Multiple on invested capital, or MOIC, is a fraction, the numerator of which is the total amount returned from the investment and the denominator of which is the total amount invested. For example, if an investment is purchased for $100 and is later sold for $225, net of expenses, the MOIC is 2.25.

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Average Annual Cash-on-Cash Return (CoC)

Cash-on-cash return, or CoC, for any year, is a fraction, the numerator of which is the cash flow generated by an investment for that year minus the total amount invested as of that year (not counting borrowed money). For example, if the investment generates $9 for 2015 and the total cash investment as of 2015 was $100, the CoC for 2015 was 9%. The average annual CoC simply takes the average over the life of the investment.

Project-Level vs. Investor-Level Calculations

We have calculated IRR, ROI, and MOIC in two ways: first from the perspective of the project as a whole, and then from the perspective of investors. For example, suppose a property cost $100, all funded by investors, and were sold after one year for $120, with investors receiving a return of their $100 of capital plus 70% of the $20 profit, or $14, for a total of $114, and the sponsor receiving 30% of the $20 profit, or $6. The project would have an IRR of 20%, while investors would have an IRR of 14%.

Acquisitions of Properties Within Last Three Years

During the last three years, Casoro Group has purchased seven properties, with 2,090 rental units and an aggregate cost of over $260 million. For more detailed information, see Table VI of the prior performance tables.

Prior Performance Tables

For more information about all the Programs please refer to Appendix A– Results of Prior Programs, below. The information in Appendix A is presented as of December 31, 2022.

WHAT IS A REIT?

The Company is currently treated as a Real Estate Investment Trust, or “REIT,” and intends to remain so.

Until January 2, 2022, the Company did not qualify as a REIT because too few people owned too much of its stock. However, the failure of the Company to qualify as a REIT did not harm the Company or its investors.

A REIT is just a tax concept: an entity that is treated as a corporation for federal income tax purposes and satisfies a long list of requirements listed in section 856 of the Internal Revenue Code. These requirements include:

●	The kinds of assets it owns

●	The kind of income it generates

●	Who owns it

●	How much of its income it distributes to its owners

A REIT is not a function of securities laws. Thus, many REITs have “gone public” by offering their securities in offerings that are registered under the Securities Act of 1933, while many other REITs are still private. Some “public” REITs have registered their shares on a national securities exchange, allowing the shares to be publicly traded, while the shares of other “public” REITs are traded privately. There are very large REITs and very small REITs, and everything in between. Some REITs invest in one class of real estate assets, others invest in completely different classes of real estate assets (e.g., only mortgages), and still others invest in multiple classes of real estate assets. The only thing all these companies have in common, being REITs, is that they all satisfy the requirement in section 856 of the Code.

The benefit of a REIT is just taxes:

●	If the Company were a regular limited liability company, not a REIT, then the income of the Company would be reported to Investors on Form K-1. Transferring the information from Form K-1 to his or her own personal tax return can be difficult and time-consuming.

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●	Conversely, if the Company were a corporation and did not qualify as a REIT, it would be subject to tax on its income at the corporate level, and investors would then be subject to tax again when the Company distributed its income, resulting in two levels of tax on the same income.

●	As a REIT, the Company will not itself be subject to tax, and Investors will receive only a Form 1099 to report their income from the Company.

If you are interested, you can read much more detailed information about the tax treatment of REITs in “Federal Income Tax Consequences.”

The Company is a limited liability for purposes of state law but has elected to be treated as a corporation for federal income tax purposes. That’s what allows the Company to be treated as a REIT.

OUR MANAGEMENT TEAM

Names, Ages, Etc.

Name	Age	Position	Term of Office	Approximate Hours Per Week If Not Full Time
Monte Lee-Wen	46	Chief Executive Officer	08/01/2006 Indefinite	Full Time
Nalie Lee-Wen	46	Chief Financial Officer	08/01/2006 Indefinite	Full Time
Mehul Chavada	39	Chief Investment Officer	Started 01/16/2023 At Will	Full Time
Dustin Gabriel	38	Director of Investor Relations	Started 03/06/2023 At Will	Full Time
Lea Allen	35	Controller	Started 02/22/2022 At Will	Full Time

NOTE: All these individuals are employed by Casoro Capital Partners, LLC, the Sponsor, not by the Company directly. Each works full time for the Sponsor, but that doesn’t mean they spend all their time on the Company’s business.

Monte K. Lee-Wen

CEO

As CEO, Monte is responsible for the overall leadership, growth, and business development. Monte Wen is a Principal of the Manager and an owner of the Sponsor. Monte has executed over $600 million in transactions, acquiring, managing, and repositioning commercial property across the United States. He is the Chairman of Casoro Group, LLC, a multi-housing real estate investment company which merged with The PPA Group in 2019. Casoro Group is headquartered in Austin, Texas and also serves as a holding company for Casoro Group family of companies. He has a unique investment philosophy which involves evaluating and taking advantage of opportunities where superior risk-adjusted returns can be realized.

Through founding The PPA Group, Monte has been able to combine his investment experience and philosophy with the creative talent required to renovate and reposition properties. Monte brings an extensive knowledge in property assessment and transaction due diligence. He has created a standardized internal analysis system to effectively evaluate investment properties which has enabled Casoro Group to streamline the process of acquiring profitable real estate investments.

In 2008, Monte formed a subsidiary company called PPA Real Estate Management (“REM”) to serve as the property management company for The PPA Group’s real estate holdings and to conduct third-party fee management business. REM currently manages a diverse portfolio of multi-housing properties. Monte takes pride in investing not only in properties, but also in the communities and families that reside at the company’s properties.

Monte is a seasoned entrepreneur having started and run several companies:

●	CLEAR Property Management, LLC - January 2008

●	United Equity Ventures, LLC - 2009

●	Ingenium Construction Company, LLC - November 2011

●	Performance Utility Management & Billing, LLC - February 2013

●	Casoro Capital, LLC - May 2015

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His networking and speaking skills have propelled the company forward very quickly. He is actively involved in board positions and guidance committees of many private and public initiatives nationwide. During the last five years, Monte has held Board/Committee positions on the following organizations:

●	Athletes for Change - a Glenn Heights, Texas organization focused on guiding and mentoring kids through interactions and relationships with professional athletes

●	Thinkery - a children’s museum located in Austin, Texas

●	IronShore Properties, LLC - a commercial real estate investment company.

Nalie Lee-Wen

Chief Financial Officer

As CFO, Nalie Lee-Wen heads Casoro Group’s internal finance department. She specializes in developing profitable relationships with capital partners and coordinating seamless transactions during the funding and closing phase of Casoro’s acquisitions.

Nalie oversees the team of accounting professionals for Casoro Group and its family of companies, including CLEAR Property Management. Her experience in commercial financing and lender relationships contributes significant value to the company’s operational management. She also plays a pivotal role in the asset management and property management departments.

Starting as a family office alongside Monte Lee-Wen, they have grown Casoro Group into a vertically integrated owner / operator and private equity investor on behalf of institutions. The company serves as a holding company for the Casoro Group family of companies, including CLEAR Property Management, Performance Utilities and Billing, Ingenium Construction, and Upside Avenue, a public non-traded multifamily REIT.

Prior to founding the company, Nalie served as the Chief Executive Officer of a commercial real estate funding group. Nalie has more than 10 years of experience in real estate financing, asset management, and portfolio management. Her strong background in real estate and finance has afforded Nalie with a singular talent for anticipating potential problems and creating effective solutions that stop asset acquisitions issues in their tracks — before they can derail a deal.

Nalie’s high level of expertise in working with state and local governments, surveyors, vendors, lenders, and legal professionals further empowers her to resolve title issues and move acquisitions over the finish line.

Nalie currently sits on the board of Casoro Group Education Foundation.

Mehul Chavada

Chief Investment Officer

Mehul joined the team at Casoro Group in January 2023. He is responsible for strategizing and executing the firm’s growth strategy in investing in real assets that meet or exceed performance thresholds. Mehul specializes in identifying and acquiring multifamily investments throughout the United States for Casoro Group’s institutional, family office, and high-net-worth clients, as well as its discretionary non-traded multifamily income REIT, Upside Avenue.

With more than 15 years of commercial transaction experience, Mehul brings deep expertise in the acquisition and asset management of multiple asset types, including multifamily, student housing, industrial, office, and retail. Mehul has also built close relationships with some of the world’s largest sovereign wealth funds, pension funds and family offices. Most recently during 2020 through 2022, he was Head of Investments at Nitya Capital in Houston, a firm with over $2.5 billion of assets under management in multifamily, office and retail assets. Previously, as Director – Fund Management at Hines from 2015 through 2020, one of the largest privately held global real estate investors and managers, he managed several funds including opportunistic, value-added and sustainable income fund strategies. Prior to joining Hines, Mehul led a real estate development business which focused on residential and mixed-use projects. He has contributed to the investment and development of more than 17 million square feet of commercial real estate across Americas, Europe and Asia. At Casoro Group, Mehul plays a crucial role in developing the firm’s market presence, uncovering profitable opportunities, leading the underwriting, structuring, negotiation, and closing of new acquisitions. Mehul also oversees the company’s equity and debt capital raising activities.

He holds a M.S. in Civil Engineering from Virginia Tech, and an M.S. in Real Estate from Massachusetts Institute of Technology. Mehul is also an adjunct professor teaching Real Estate Private Equity at Rice University’s Jones Graduate School of Business.

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Dustin Gabriel

Director of Investor Relations

Dustin will be focused on investor communication, experience and capital raising for Upside Avenue as well as assisting with broader capital markets activities. He has a diversified background from sponsorship, investment, finance and management perspectives. He joins from a structured finance company owned by Apollo and Bank OZK’s Real Estate Specialties Group. He also has a background syndicating CRE deals and he raised the capital to co-sponsor in the acquisition and development of suburban class A office buildings, land assemblage and a multifamily rehab.

Dustin holds a Bachelor of Science and MPA with Finance Emphasis from Brigham Young University.

Lea Allen

Controller

Lea Allen joined the team at Casoro Group in February 2022. She serves as the Corporate Controller for Upside Avenue where she is responsible for all accounting matters related to corporate, property asset management and fund level functions. With over a decade of experience in the field, Lea provides expertise in accounting and strong knowledge of financial reporting.

Prior to joining Casoro Group, Lea served as Controller for Secured Investment Corp, a top peer to peer real estate lending company and private equity fund manager. During this time, Lea was responsible for leading the accounting and reporting functions for the corporate family of companies as well as for the private equity funds managed by the company. Her tenure at Secured Investment Corp spanned from 2012 through 2022 where she held multiple accounting positions. During her time there she worked on both funds they had since inception, totaling in millions of loans originated and hundreds of SFR assets purchases and fixed. Her private equity fund experience spans both Regulation D and Regulation A+ funds and her investment fund experience includes a portfolio of first trust deeds (mortgages) and single-family residences.

Lea holds a BBA in Accountancy from Gonzaga University.

Related Parties

The Sponsor owns 70% of Casoro Investment Advisory Firm, LLC, the Manager of the Company. The PPA Group LLC owns 100% of the Sponsor.

Family Relationships

Nalie Lee-Wen is the CFO of the Casoro Group, and wife of Monte Lee-Wen. Monte Lee-Wen is the majority owner of our sponsor Casoro Investment Advisory Firm, LLC.

Legal Proceedings

Within the last five years, no Executive Officer or Significant Employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no Executive Officer or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

Within the last five years, no Executive Officer or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been involved as a defendant in a lawsuit arising from real estate transactions.

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SUMMARY OF MANAGEMENT AGREEMENT

The Company entered into an agreement captioned “Management Services Agreement” with the Manager effective on May 1, 2022 (the “Management Agreement”). The following summarizes some of the key terms of the Management Agreement. However, this summary is qualified by the Management Agreement itself, a copy of which is attached as Exhibit 1A-6A.

Duties of Manager

The duties of the Manager fall into several categories:

●	Investment Management: The Manager is responsible for all aspects of the Company’s investing activities, including developing investment guidelines, evaluating possible investments, conducting due diligence, arranging financing, and evaluating possible sales.

●	Capital Formation: The Manager is responsible for managing and supervising one or more offerings of securities on behalf of the Company, including this Offering.

●	Asset Management: The Manager is responsible for managing and monitoring the assets of the Company.

●	Accounting and Administrative: The Manager is responsible for maintaining the books and records of the Company.

●	Member Services: The Manager is responsible for shall managing and coordinating distributions and payments to Members; distributing reports, updates, and other information to Members; handling redemption requests from Members; and provide services in the nature of investor relations.

Compensation of Manager

As compensation for its services under the Management Agreement, the Manager is entitled to a fee equal to one-half of one percent (0.5%) of the Company’s net asset value as of the last day of the previous quarter.

Term of Management Agreement

The Management Agreement will remain in effect for as long as the Manager is the manager of the Company.

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COMPENSATION OF MANAGEMENT

Overview

The people who run the Company make money from the Company in (only) two ways:

●	They receive fees

●	They invest alongside Investors and receive the same distributions as Investors

Both forms of compensation are discussed below.

The Company itself does not have any employees or payroll. For example, Monte K. Lee-Wen, the principal of the Sponsor, does not receive any salary, bonuses, or other compensation directly from the Company. Instead, their compensation is paid from the fees paid to the Manager.

Fees

Type of Fee	Description and Amount

Reimbursement of Organization and Offering Expenses

The Company is responsible for paying or reimbursing the Sponsor for organizational and offering costs.

Estimate: Since inception the Company paid the Manager and Sponsor approximately $172,904 as reimbursement of organization and offering expenses.

Reimbursement of Acquisition Expenses and Fees

The Company will reimburse the Manager and the Sponsor for expenses they incur identifying and performing due diligence with respect to property the Company might acquire, even if the property ultimately is not acquired. The Company will not reimburse the Manager or the Sponsor for expenses they incur identifying and performing due diligence with respect to property for other entities to acquire (i.e., Project Entities), even if the Company invests in those entities.

The Company will also reimburse the Manager and/or Sponsor for out-of-pocket expenses paid to third parties in connection with providing services to the Company.

Estimate: Since inception the Company has not paid the Manager and Sponsor anything as reimbursement of acquisition expenses or fees.

Asset Management Fee

The Company will pay the Manager a quarterly asset management fee equal to 0.5% of the Company’s net asset value (approximately 2% per year).

Estimate: Since inception the Company has paid the Manager and Sponsor approximately $389,316 in asset management fees. The current net asset value of the Company is $7,065,513 If the net asset value doesn’t change, the Company would pay the Manager approximately $141,310 per year.

NOTE: Project Entities in which the Company invests might also pay a fee to the Manager, the Sponsor, or an affiliated entity based on net asset value. Because the net asset value of the Company will include the Company’s interest in the Project Entity, the Manager or the Sponsor will in a sense being paid twice for the same asset value.

Property Disposition Fee

If the Company sells real estate it will pay the Sponsor a property disposition fee equal to 2% of the sale price.

Estimate: As of the date of this Offering Circular, the Company does not own any real estate directly. Therefore, it is impossible to predict the amount of the disposition fees the Company will pay to the Sponsor in the future, if any.

Project Entity Fees

As of the date of this Offering Circular, all the Company’s investments consist of interests in Project Entities sponsored by the Sponsor. The Sponsor and/or its affiliates are entitled to receive fees from each Project Entity, and as an investor the Company bears a portion of these fees. The fees in question vary from Project Entity to Project Entity, but could include (i) asset management fees, (ii) property management fees, (iii) acquisition fees, (iv) disposition fees, (v) financing fees, and (vi) leasing fees.

Estimate: In 2022 the total of all fees received by the Sponsor and its affiliates from all Project Entities was approximately $2,336,000. Of this amount, approximately $95,000 was borne by the Company.

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Report to Investors

No less than once per year, the Company will provide Investors with a detailed statement showing:

●	The fees paid by the Company to the Sponsor and its affiliates; and

●	Any transactions between the Company and the Sponsor or its affiliates.

In each case, the detailed statement will describe the services performed and the amount of compensation paid.

Co-Investment

As of the date of this Offering Circular principals of the Sponsor own approximately 33% of the total number of Common Shares issued and outstanding. See “Security Ownership of Management.” Principals of the Sponsor might acquire additional Common Shares in the future. As owners of Common Shares they are and will be entitled to the same distributions as all other owners of Common Shares.

SECURITY OWNERSHIP OF MANAGEMENT

As of the date of this Offering Circular, the Company has only one class of securities outstanding: Common Shares. The following table lists the ownership of:

●	All executive officers and principals as a group;

●	Individual officers or principals owning more than 10% of the Common Shares; and

●	Anyone else owning more than 10% of the Common Shares.

Name	Number of Common Shares Owned	Percentage of Total
Executive Officers and Principals as a Group (three individuals)	202,050	100.00%
Monte K. Lee-Wen 9050 North Capital of Texas Highway Suite 320 Austin, Texas 78759	200,000.0000	99.40%
Nalie Lee-Wen 9050 North Capital of Texas Highway Suite 320 Austin, Texas 78759	1,021.0350	0.51%
Lea Allen 9050 North Capital of Texas Highway Suite 320 Austin, Texas 78759	177.1479	0.09%

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VOTING RIGHTS OF OWNERS

Under the LLC Agreement, the Manager has full control over all aspects of the business of the Company. Investors and other owners of Common Shares will not be entitled to vote on any matter involving the Company or the Manager, except that the owners of Common Shares may, in some situations, remove the Manager for cause or make certain amendments to the LLC Agreement. For more information, see “Summary of LLC Agreement.”

The Manager is wholly-owned by the Sponsor, Casoro Capital Partners, LLC, which is in turn wholly-owned by PPA Group LLC, which is owned by Monte Lee-Wen and Nalie Lee-Wen.

Thus, Mr. Lee-Wen has effective control over the Company and its business.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has entered into the following transactions with related parties:

●	Casoro Investment Advisory Firm LLC is the Manager of the Company.

●	The Company has entered into a Management Agreement with the Manager.

●	The Company has invested in a number of real estate projects sponsored by the Sponsor.

If the Company enters into transactions with related parties in the future, we will file a Supplement to the Offering Circular. Any compensation paid by the Company to a related party shall be (i) fair to the Company, and (ii) consistent with the transaction that would be paid to an unrelated party.

By “related party” we mean:

●	The Manager and the Sponsor;

●	All Executive Officers, Principals, and Significant Employees of the Company, the Manager, and the Sponsor;

●	Any person who owns more than 10% of the voting power of the Company or the Manager; and

●	An immediate family member of any of the foregoing.

SECURITIES BEING OFFERED

Description of Securities

We are offering to the public up to $74,500,000 of our Common Shares, which represent limited liability company interests in the Company. All of the rights and obligations associated with Common Shares are set forth in the LLC Agreement, which is attached as Exhibit 1A-2B.

Price of Common Shares

Initially, we will offer the Common Shares at $11.29 per Common Share. During the term of this Offering, we may increase or decrease the price per Common Share to reflect changes in the value of our assets and the amount of our liabilities, which will be determined by the Manager in its sole and absolute discretion.

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To determine the price of the Common Shares, the Manager would determine the “Net Asset Value” of the company. The Net Asset Value means the amount a holder of Common Shares would receive with respect to each Common Share if all the assets of the Company were sold for their fair market value, all the liabilities and obligations of the Company satisfied, and the remaining proceeds, if any, distributed in accordance with the LLC Agreement. The Manager shall calculate the Net Asset Value from time to time in its sole discretion, but no less than as of the last day of each fiscal year.

Net Asset Value is calculated internally by reviewing:

●	Estimated values of each project based upon (i) market capitalization rates, comparable sales information, interest rates, discount rates, and net operating income; and (ii) in certain instances individual appraisal reports provided by an independent valuation expert.

●	The price of liquid assets for which third party market quotes are available.

●	Accruals of dividends.

●	Estimated accruals of operating revenues and expenses.

In instances where we determine that an independent appraisal of the real estate asset is necessary, we may engage an appraiser that has expertise in appraising multi-housing real estate assets. The independent valuation expert will not calculate Net Asset Value.

NOTE: The use of different judgments or assumptions would likely result in different estimates of Net Asset Value. Moreover, the Net Asset in effect as of any moment will not reflect changes since the last calculation. Further, our published Net Asset Value may not fully reflect certain material events to the extent that they are not known or their financial impact on our portfolio is not immediately quantifiable. The calculation of Net Asset Value is not based on, nor intended to comply with, fair value standards under GAAP and might not be indicative of the price that we would receive for our assets in an arm’s length sale.

Changes in the price of the Common Shares will be reflected in an amendment to this Offering Statement filed with the SEC. At this time, the Manager cannot reasonably estimate when or how often it will amend the Offering price. Such amendments will depend upon numerous factors, including, but not limited to, (i) the amount of capital raised in this Offering, (ii) our ability to effectively deploy the capital we raise, (iii) the timing of actual asset acquisitions and dispositions by the Company, (iv) the value of assets acquired or disposed of by the Company, and (v) changes in interest rates and international or local market conditions.

Voting Rights

Owners of the Common Shares – that is, Investors – will have no right to vote or otherwise participate in the management of the Company. Instead, the Company is managed by the Manager exclusively. However, under certain circumstances Investors have the right to remove the Manager for “cause.”

Distributions

We intend to make distributions periodically, as conditions permit. All distributions will be on a pro rata basis with respect to the Common Shares. Distributions will not be made to Investors who have not yet owned Common Shares for 90 days.

How We Decide How Much To Distribute

To decide how much to distribute, we start with our revenues, which may include proceeds from the sale or refinancing properties and rental income, and then subtract our actual expenses, which may include items such as management fees (including fees to the Manager), bank fees, appraisal costs, employment, insurance, commissions, marketing costs, taxes, legal and accounting fees, travel expenses, and fees paid to third parties. Finally, depending on the circumstances at the time, we decide how much should be held in reserve against future contingencies.

Withholding

In some situations, we might be required by law to withhold taxes and/or other amounts from distributions made to Investors. The amount we withhold will still be treated as part of the distribution. For example, if we distribute $100 to you and are required to withhold $10 in taxes, for our purposes you will be treated as having received a distribution of $100 even though only $90 was deposited in your bank account.

No Guaranty

We can only distribute as much money as we have. There is no guaranty that we will have enough money, after paying expenses, to distribute anything to Investors.

Transfers

Investors may freely transfer their Common Shares, but only after providing the Manager with written assurance that (i) the transfer is not required to be registered under the Securities Act of 1933, (ii) the transferor or the transferee will reimburse the Company for expenses incurred in connection with the transfer, and (iii) the transfer will not compromise the Company’s election to be taxed as a REIT for purposes of federal income taxation.

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Mandatory Redemptions

The Manager may require an Investor to sell his, her, or its Common Shares back to the Company:

●	If the Investor is an entity governed by the Employee Retirement Income Security Act of 1974, Code section 4975, or any similar federal, state, or local law, and the Manager determines that all or any portion of the assets of the Company would, in the absence of the redemption, more likely than not be treated as “plan assets” or otherwise become subject to such laws.

●	If the Manager determines that the redemption would be beneficial in allowing the Company to retain its status as a REIT.

●	If the Manager determines that (i) such Investor made a material misrepresentation to the Company; (ii) legal or regulatory proceedings are commenced or threatened against the Company or any of its members arising from or relating to the Investor’s interest in the Company; (iii) the Manager believes that such Investor’s ownership has caused or will cause the Company to violate any law or regulation; (iv) such Investor has violated any of his, her, or its obligations to the Company or to the other Members; or (ii) such Investor is engaged in, or has engaged in conduct (including but not limited to criminal conduct) that (A) brings the Company, or threatens to bring the Company, into disrepute, or (B) is adverse and fundamentally unfair to the interests of the Company or the other Members.

If an Investor’s Common Shares are purchased under these circumstances, the price will be based on 90% of then-current net asset value of the Company.

Limited Right Of Redemption

An Investor who has owned Common Shares for at least one year may ask the Company to redeem (buy back) a portion of his, her, or its Common Shares. The Company will use reasonable efforts to buy the Common Shares in the next fiscal quarter immediately following the quarter in which the redemption request was made based on the following formula:

If the Common Shares Have Been Owned for:	Then the Price is Based on this Percentage of Net Asset Value
At Least One Year but Less Than Two Years	98%
At Least Two Years but Less Than Three Years	99%
At Least Three Years	100%

The following conditions apply:

●	Except upon an Investor’s death, for investors redeeming more than $10,000, the Company will not redeem more than 50% of the Common Shares owned by an Investor during any period of 12 months.

●	The Company will process all redemption requests received during a calendar quarter together. If the Company does not have the funds to redeem all the Common Shares requested during the quarter, it will redeem them on a pro rata basis.

●	The Company will not redeem more than 5% of all the Common Shares outstanding during any calendar quarter.

●	To fund the redemption of Common Shares, the Company will not be required to (i) sell assets, (ii) borrow money, or (iii) take any action the Manager believes is adverse to the interests of the Company or its Investors.

●	Upon the redemption of his, her, or its Common Shares, the Investor will sign such documents as the Company shall request, including a general release of claims (not including claims under the federal securities laws).

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LIMIT ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST

As long as you’re at least 18 years old, you can invest in this Offering. But if you’re not an “accredited” investor, the amount you can invest is limited by law.

Under 17 CFR §230.501, a regulation issued by the Securities and Exchange Commission, the term “accredited investor” means:

●	A natural person who has individual net worth, or joint net worth with the person's spouse or spousal equivalent, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;

●	A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse or spousal equivalent exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

●	A natural person who holds any of the following licenses from the Financial Industry Regulatory Authority (FINRA): a General Securities Representative license (Series 7), a Private Securities Offerings Representative license (Series 82), or a Licensed Investment Adviser Representative license (Series 65);

●	A natural person who is a "knowledgeable employee" of the issuer, if the issuer would be an "investment company" within the meaning of the Investment Company Act of 1940 (the "ICA") but for section 3(c)(1) or section 3(c)(7) of the ICA;

●	An investment adviser registered under the Investment Advisers Act of 1940 (the "Advisers Act") or the laws of any state;

●	Investment advisers described in section 203(l) (venture capital fund advisers) or section 203(m) (exempt reporting advisers) of the Advisers Act;

●	A trust with assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person;

●	A business in which all the equity owners are accredited investors;

●	An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;

●	A bank, insurance company, registered investment company, business development company, small business investment company, or rural business development company;

●	A charitable organization, corporation, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets exceeding $5 million;

●	A “family office,” as defined in rule 202(a)(11)(G)-1 under the Advisers Act, if the family office (i) has assets under management in excess of $5,000,000, (ii) was not formed for the specific purpose of acquiring the securities offered, and (iii) is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

●	Any "family client," as defined in rule 202(a)(11)(G)-1 under the Advisers Act, of a family office meeting the requirements above, whose investment in the issuer is directed by such family office;

●	Entities, including Indian tribes, governmental bodies, funds, and entities organized under the laws of foreign countries, that were not formed to invest in the securities offered and own investment assets in excess of $5 million; or

●	A director, executive officer, or general partner of the company selling the securities, or any director, executive officer, or general partner of a general partner of that issuer.

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If you fall within any of those categories, then you can invest as much as you want. If you don’t fall within any of those categories, then the most you can invest in this Offering is the greater of:

●	10% of your annual income; or

●	10% of your net worth.

These limits are imposed by law, not by us.

When you go to our website, www.UpsideAvenue.com, we will ask whether you’re an accredited investor. If you aren’t, then we’ll ask about your annual income and net worth.

PLAN OF DISTRIBUTION

Size of Offering

We are offering up to $74,500,000 of our Common Shares in the Offering. We will begin deploying the proceeds of the Offering (that is, we will begin to invest in real estate projects) as soon as we begin raising capital, without waiting to raise any minimum amount.

Who is Selling Shares

Only the Company itself is selling securities in this Offering. No securities are being sold by or on behalf of any existing owner of the Company.

Who Can Buy Shares

Anyone 18 or older can buy Common Shares, regardless of income or net worth. If you are not an “accredited investor” the law limits how much you can invest. See “Limit on Amount a Non-Accredited Investor Can Invest.”

Term of Offering

The Offering will begin as soon as our offering statement is “qualified” by the SEC. The Offering will end upon the earlier of (1) the date we have sold $74,500,000 of Common Shares (i.e., all the securities we are offering), (2) the date two years after it begins, or (3) the date we decide to end it.

Minimum Initial Investment

The minimum initial investment is $2,000, without regard to the price or the number of Shares.

Manner of Distribution

The Common Shares will be offered by the Company itself through www.upsideavenue.com, which we refer to as the “Site.” Purchases and sales of our Common Shares made through our Site will not be subject to any sales commissions or fees.

How To Invest

To buy Common Shares, visit the Site and register, locate the Offering, and follow the instructions. We will ask for certain information about you, including:

●	Your name and address

●	Your social security number (for tax reporting purposes)

●	Whether you are an “accredited investor”

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●	If you are not an accredited investor, your income and net worth.

We will also ask you to sign our Investment Agreement, a copy of which is attached as Exhibit 1A-4.

You will pay for your Common Shares using one of the options described on the Site.

The information you submit, including your signed Investment Agreement, is called your “subscription.” We will review your subscription and decide whether to accept it. We have the right to accept or reject subscriptions in our sole discretion, for any reason or for no reason.

Once we have accepted your subscription, we will notify you by email and the investment process will be complete. We will also notify you by email if we do not accept your subscription, although we might not explain why. We reserve the right to reject any subscription in whole or in part for any reason. If we reject your subscription, we will return all your money without interest or deduction.

Your Common Shares will be issued in electronic form only. We will not issue you a paper certificate representing your Common Shares.

Escrow

When you invest through our Site, your money will be held in an escrow account with Prime Trust, LLC, or other third-party financial institution that will serve as the escrow agent. Your investment will be held only until we review your subscription and decide whether to accept it. If we decide to reject your subscription for any reason, we will return your funds to you without interest or deduction.

Advertising the Offering

After the Offering has been “qualified” by the SEC, we intend to advertise the Offering using the Site and through other means, including public advertisements and audio-visual materials, in each case only as we authorize. Although these materials will not contain information that conflicts with the information in this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Common Shares, our advertising materials will not give a complete understanding of this Offering, the Company, or the Common Shares and are not to be considered part of this Offering Circular. The Offering is made only by means of this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Common Shares.

Supplements and Amendments to Offering Circular

From time to time we will supplement or amend this Offering Circular during the term of the Offering to reflect changes or additions to the information presented, as required by SEC rules.

Among other things, while the Offering is being conducted, we will file a “sticker supplement” pursuant to Rule 253(g) of SEC Regulation A for each project in which we intend to invest, at such time as we determine that there is a reasonable probability that we will invest. The supplement will describe the project and will disclose all compensation and fees paid to the Manager or its affiliates in connection with the acquisition.

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At least once every three months, we will consolidate all such sticker supplements into a “post-qualification amendment” to this Offering Circular. Where appropriate, the post-qualification amendment will also include or incorporate by reference audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X for properties acquired during the distribution period.

We will also file, after the end of the distribution period, a current report on Form 1-U containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X (as applicable), to reflect each commitment (i.e., the signing of a binding purchase agreement) to purchase a property made after the end of the distribution period involving the use of 20% or more (on a cumulative basis) of the net proceeds of the Offering, and we will provide the information contained in such report to Investors at least once each quarter after the distribution period ends.

USE OF PROCEEDS

We expect the Offering itself to cost about $75,000, consisting of legal, accounting, and filing fees. All the remaining proceeds of the Offering will be used for marketing, to invest in real estate projects, to pay the Company’s normal operating costs, including fees to the Manager and its affiliates, employees, and for working capital. The following table estimates the use of the Offering proceeds under four scenarios:

	If We Raise $3M	If We Raise $20M	If We Raise $50M	If We Raise $75M
Cost of Offering*	$90,000	$600,000	1,500,000	$2,250,000
Investments	$2,910,000	$19,400,000	$48,500,000	$72,750,000

*	Includes marketing expenses.

We are not paying commissions to underwriters, brokers, or anybody else for selling or distributing Common Shares. Because we are not paying any commissions, more of your money can go to work for you.

INVESTMENT COMPANY ACT LIMITATIONS

A company that is treated as an “investment company” under the Investment Company Act of 1940 (the “1940 Act”) is subject to stringent and onerous regulation, like a mutual fund. Being an investment company isn’t illegal but is very expensive. If the Company were treated as an investment company it would be costly for our business and our Investors.

Under section 3(a) of the 1940 Act, the term “investment company” means any company that:

●	Is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities;

●	Is engaged or proposes to engage in the business of issuing face-amount certificates of the installment type, or has been engaged in such business and has any such certificate outstanding; or

●	Is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the company’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis.

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Real estate itself is not a “security” for purposes of the 1940 Act. Thus, if all of the Company’s assets consisted of direct interests in real estate – direct ownership of land and buildings – the Company could not be an investment company.

However, the Company will own most assets through other companies. For example, the Company might own an interest in a real estate development through a limited liability company. Because an interest in a limited liability company is generally treated as a “security” within the meaning of the 1940 Act, the possibility remains that the Company could be treated as an investment company looking only at section 3(a)(1) of the statute.

However, section 3(b)(1) of the 1940 Act provides that “Any [company] primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of investing, reinvesting, owning, holding, or trading in securities” will not be treated as an “investment company.” Further, 17 CFR §270.3a-1, a regulation issued by the SEC pursuant to section 3(b)(1), provides that a company will not be treated as an investment company if no more than 45% of the value of its assets (exclusive of government securities and cash items) consist of, and no more than 45% of its after-tax income is derived from, securities other than:

●	Government securities;

●	Securities issued by employees’ securities companies;

●	Securities issued by majority-owned subsidiaries which are not themselves investment companies; and

●	Securities issued by companies:

o	Which are controlled primarily by the company in question;

o	Through which the company in question engages in a business other than that of investing, reinvesting, owning, holding or trading in securities; and

o	Which are not themselves investment companies;

For these purposes:

●	A subsidiary is a “majority-owned subsidiary” if the parent owns at least 50% of the voting securities of the subsidiary;

●	A parent is deemed to “control” a subsidiary if it has the power to exercise a controlling influence of the management or policies of the subsidiary; and

●	A parent is deemed to “control primarily” a subsidiary if (1) it has the power to exercise a controlling influence of the management or policies of the subsidiary, and (2) this power is greater than the power of any other person.

Typically, the Company acquires interests in real estate indirectly, by acquiring an interest in a limited liability company or limited partnership that owns the real estate. The other entity typically is controlled by the Sponsor. When the Company makes an investment of this kind, it enters into an agreement with the property-owning entity that requires the entity to obtain the consent of the Company before taking certain significant actions, including (i) removing or replacing the entity’s general partner or manager; (ii) selling or otherwise disposing of all or any substantial part of the entity’s property; (iii) incurring any indebtedness other to trade creditors in the ordinary course of business; (iv) placing a lien, mortgage, deed of trust, or other encumbrance on any property of the entity, other than a lien in the nature of an equipment lease; (v) changing the nature of the entity’s business; or (vi) dissolving or liquidating the entity.

This being the case, the Company expects to satisfy the requirements of 17 CFR §270.3a-1 and, consequently, to be exempted from the definition of “investment company” under the 1940 Act.

Section 5.7 of the LLC Agreement requires the Manager to use commercially reasonable efforts to satisfy the requirements of 17 CFR §270.3a-1 and ensure that the Company is not treated as an “investment company” within the meaning of the 1940 Act.

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SUMMARY OF LLC AGREEMENT

The Company as a whole is governed by an agreement captioned “First Amended and Restated Limited Liability Company Agreement” dated September 29, 2023. We refer to this as the “LLC Agreement.”

This summary is qualified in its entirety by the LLC Agreement itself, which is included as Exhibit 1A-2E.

Formation and Ownership

The Company was formed as a Maryland corporation on October 17, 2017. Effective on March 18, 2022, the Company was converted to a Delaware limited liability company.

Under Delaware law, the ownership interests of a limited liability company are referred to as “limited liability company interests.” Under the LLC Agreement, the limited liability company interests in the Company are referred to as “Shares” and the owners are referred to as “Members.”

Shares and Ownership

The Company has authorized 10,000,000 Shares, consisting of 5,000,000 “Common Shares” and 5,000,000 “Preferred Shares.” The Company has not issued any Preferred Shares.

When the Company was a Maryland corporation it had once class of stock issued and outstanding: voting common stock. When the Company converted into a Delaware limited liability company each outstanding share of voting common stock was converted into one Common Share. Hence, as of the date of the conversion the Company was owned by exactly the same people who owned it before the conversion, in exactly the same proportions.

Management

The Manager has complete discretion over all aspects of the business conducted by the Company. For example, the Manager may (i) admit new members to the Company; (ii) enter into contracts on behalf of the Company; (iii) borrow money; (iv) acquire and dispose of assets; (v) determine the timing and amount of distributions to Members; (vi) create new classes of limited liability company interests; (vii) determine the information to be provided to the Members; (viii) grant liens and other encumbrances on the assets of the Company; (ix) and dissolve the Company.

Investors who purchase Common Shares will not have any right to vote on any issue other than certain amendments to the LLC Agreement, or to remove and replace the Manager.

The Manager can be removed for “cause” under a procedure set forth in section 6.9 of the LLC Agreement.

The term “cause” includes:

●	An uncured breach of the LLC Agreement or the Management Agreement by the Manager; or

●	The bankruptcy of the Manager; or

●	Certain misconduct on the part of the Manager, if the individual responsible for the misconduct is not terminated.

A vote to remove the Manager for cause must be approved by Members owning at least 75% of the outstanding Common Shares. Whether “cause” exists would then be decided in arbitration proceedings conducted under the rules of the American Arbitration Association.

If the Manager is removed or resigns, a replacement will be chosen by the holders of the majority of the Common Shares then issued and outstanding.

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Exculpation and Indemnification of Manager

The LLC Agreement protects the Manager, its affiliates, their members, managers, officers, employees, and agents, and the officers, employees, and agents of the Company from lawsuits brought by Investors or other parties. For example, it provides that such persons will not be responsible to Investors or the Company for mistakes, errors in judgment, or other acts or omissions (failures to act) as long as the act or omission was not the result of fraud or willful misconduct by such persons. This limitation of liability is referred to as “exculpation.” The LLC Agreement also provides that these persons do not owe any fiduciary duties to the Company or its owners.

The LLC Agreement also requires the Company to indemnify (reimburse) the directors, officers and employees of the Company and their affiliates from losses, liabilities, and expenses they incur in performing their duties, provided that they (i) acted in good faith and in a manner believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (ii) the challenged conduct did not constitute fraud or willful misconduct, in either case as determined by a final, nonappealable order of a court of competent jurisdiction. For example, if a third party sued the Manager on a matter related to the Company’s business, the Company would be required to indemnify the Manager for any losses or expenses it incurs in connection with the lawsuit, including attorneys’ fees, judgments, etc. However, this indemnification is not available where a court or other juridical or governmental body determines that the person to be indemnified is not entitled to indemnification under the standard described in the preceding sentence.

Notwithstanding the foregoing, no exculpation or indemnification is permitted to the extent such exculpation or indemnification would be inconsistent with the requirements of federal or state securities laws or other applicable law.

The detailed rules for exculpation and indemnification are set forth in section 7 of the LLC Agreement.

Obligation to Contribute Capital

Once an Investor pays for his, her, or its Common Shares, he, she, or it will not be required to make any further contributions to the Company. However, if an Investor has wrongfully received a distribution he, she, or it might have to pay it back.

Personal Liability

No Investor will be personally liable for any of the debts or obligations of the Company.

Distributions

The manner in which the Company will distribute its available cash is described in “Securities Being Offered – Distributions.”

Transfers and First Right of Refusal

In general, Investors may freely transfer their Common Shares. However, the Manager may prohibit a transfer that the Manager determines would jeopardize the status of the Company as a REIT.

If an Investor wants to sell Common Shares, the Investor must first offer the Common Shares to the Manager.

Death, Disability, Etc.

If an Investor who is a human being (as opposed to an Investor that is a legal entity) should die or become incapacitated, the Investor or his, her or its successors will continue to own the Investor’s Common Shares.

Mandatory Redemption

The Manager may cause the Company to redeem (purchase) the Common Shares owned by an Investor in some circumstances (in effect kicking the Investor out of the deal) as described in “Securities Being Offering – Mandatory Redemptions.”

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“Drag-Along” Right

If the Manager wants to sell the business conducted by the Company, it may affect the transaction as a sale of the assets owned by the Company or as a sale of all the Interests in the Company. In the latter case, Investors will be required to sell their Common Shares as directed by the Manager, receiving the same amount they would have received had the transaction been structured as a sale of assets.

Limited Right of Redemption

Investors have a limited right to cause the Company to redeem (buy back) their Common Shares. See “Securities Being Offering – Limited Right of Redemption.”

Electronic Delivery

All documents, including all tax-related documents, will be transmitted by the Company to Investors via electronic delivery.

Amendment

The Manager may amend the LLC Agreement unilaterally (that is, without the consent of anyone else) for a variety of purposes, including to:

●	Cure ambiguities or inconsistencies in the LLC Agreement;

●	Add to its own obligations or responsibilities;

●	Change the name of the Company;

●	Ensure that the Company (including the Company) satisfies applicable laws, including tax and securities laws; and

●	Ensure that the Company is eligible to be treated as a REIT.

An amendment that has, or could reasonably be expected to have, an adverse effect on Investors, requires the consent of the Manager and Investors holding a majority of the Common Shares.

An amendment that would require an Investor to make additional capital contributions or impose personal liability on an Investor requires the consent of the Manager and each affected Investor.

Information Rights

Within 120 days after the end of each fiscal year of the Company, we will provide Investors with (i) a statement showing in reasonable detail the computation of the distributions made by the Company, (ii) audited financial statements of the Company, (iii) a statement of the income and expenses of the Company, and (iv) a description of the Company’s investments.

As a “tier 2” issuer under Regulation A, the Company may also be required to provide investors with additional information on an ongoing basis, including annual audited financial statements, annual reports filed on SEC Form 1-K, semiannual reports filed on SEC Form 1-SA, special financial reports filed on SEC Form 1-K, and current reports on SEC Form 1-U. If, however, our Common Shares are held “of record” by fewer than 300 persons, these reporting obligations could be terminated.

A Member’s right to see additional information or inspect the books and records of the Company is limited by the LLC Agreement.

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SUMMARY OF MANAGEMENT AGREEMENT

The Company entered into an agreement captioned “Management Services Agreement” with the Manager effective on May 1, 2022 (the “Management Agreement”). The following summarizes some of the key terms of the Management Agreement. However, this summary is qualified by the Management Agreement itself, a copy of which is attached as Exhibit 1A-6A.

Duties of Manager

The duties of the Manager fall into several categories:

●	Investment Management: The Manager is responsible for all aspects of the Company’s investing activities, including developing investment guidelines, evaluating possible investments, conducting due diligence, arranging financing, and evaluating possible sales.

●	Capital Formation: The Manager is responsible for managing and supervising one or more offerings of securities on behalf of the Company, including this Offering.

●	Asset Management: The Manager is responsible for managing and monitoring the assets of the Company.

●	Accounting and Administrative: The Manager is responsible for maintaining the books and records of the Company.

●	Member Services: The Manager is responsible for shall managing and coordinating distributions and payments to Members; distributing reports, updates, and other information to Members; handling redemption requests from Members; and provide services in the nature of investor relations.

Compensation of Manager

As compensation for its services under the Management Agreement, the Manager is entitled to a fee equal to one-half of one percent (0.5%) of the Company’s net asset value as of the last day of the previous quarter.

Term of Management Agreement

The Management Agreement will remain in effect for as long as the Manager is the manager of the Company.

FEDERAL INCOME TAX CONSEQUENCES

The following summarizes some of the federal income tax consequences of the Company and Investors. This summary is based on the Internal Revenue Code (the “Code”), regulations issued by the Internal Revenue Service (“Regulations”), and administrative rulings and court decisions, all as they exist today. The tax laws, and therefore the federal income tax consequences of acquiring Common Shares, could change in the future.

This is only a summary, applicable to a generic Investor. Your personal situation could differ. We encourage you to consult with your own tax advisor before investing.

Federal Income Taxation of the Company

We intend to elect to be taxed as a “real estate investment trust,” or “REIT,” beginning with our first taxable year.

Assuming that we qualify as a REIT, the Company itself will generally not be subject to federal income taxes on net income that is currently distributed to shareholders. The Company will, however, be subject to federal income tax as follows:

●	We will be taxed at regular corporate tax rates on any undistributed REIT taxable income, including undistributed net capital gains.

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●	A REIT may generally be subject to the “alternative minimum tax.”

●	If we have (i) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

●	If the Company has net income from “prohibited transactions” (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a tax of 100% of the net income from such prohibited transactions.

●	If we are able to maintain our qualification as a REIT despite any failure to satisfy either the 75% or 95% income test (discussed below), we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% of income test multiplied by (b) a specified fraction.

●	If we maintain our qualification as a REIT, despite any failure to satisfy the REIT asset tests (discussed below), then we will have to pay a tax equal to the greater of $50,000 or the highest marginal corporate tax rate multiplied by the net income generated by the qualifying assets.

●	A REIT will be subject to a 4.0% excise tax if it fails to make certain minimum distributions each calendar year.

●	A 35% tax will be imposed on the excess inclusions allocable to disqualified entities that hold interests in the REIT.

●	If a REIT acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a carryover basis transaction (or if a REIT such as the Company holds assets beginning on the first day of the first taxable year for which the Company qualifies as a REIT) and the REIT subsequently recognizes gain on the disposition of such asset during the 10-year period (the Recognition Period) beginning on the date on which the asset was acquired by the REIT (or the REIT first qualified as a REIT), then the excess of: (a) the fair market value of the assets as of the beginning of the applicable Recognition Period, over (b) the REIT’s adjusted basis in such assets as of the beginning of such Recognition Period will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the Service (the Built-In Gain Rules).

●	A REIT will be subject to a tax equal to 100% of re-determined rents, re-determined deductions, and excess interest between a REIT and its taxable REIT subsidiary.

●	A REIT will be subject to the personal holding company tax, if the REIT qualifies as a personal holding company and has undistributed personal holding company income.

If we failed to satisfy one or more of the technical requirements described below, we might nevertheless be entitled to be treated as a REIT under certain “relief” provisions. Otherwise, we would be subject to tax on our taxable income at regular corporate rates, with no deduction allowed for distributions to shareholders. The resulting corporate income tax liability would significantly reduce the cash available for distribution to Investors.

Requirements for Qualifying as a REIT

To qualify as a REIT, we must elect to be treated as a REIT and meet certain requirements related to our organization, income, assets and distributions. Each set of requirements is discussed in turn below.

Organizational Requirements

The Code defines a REIT as a corporation, trust or association:

●	Managed by one or more trustees or directors;

●	The beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial ownership;

●	Which (but for sections 856 through 859 of the Code) would be taxable as a domestic corporation;

●	Which is neither a financial institution nor an insurance company within the meaning of the applicable provisions of the Code;

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●	The beneficial ownership of which is held by at least 100 persons;

●	During the last half of each taxable year, is not closely held, i.e., not more than 50% of the value of its outstanding stock is owned, directly or indirectly, by or for five or fewer “individuals,” as defined in the Code to include certain entities;

●	Files an election or continues such election to be taxed as a REIT on its return for each taxable year;

●	Uses the calendar year as its taxable year; and

●	Meets other tests described below, including with respect to the nature of its assets and income and the amount of its distributions.

Income Test Requirements

To maintain qualification as a REIT, on an annual basis we must meet the following two gross income requirements:

●	At least 75% of our gross income for the taxable year must be derived from, among other things, rents from real property (with some exceptions), interest on obligations secured by mortgages, and certain gains on the sales of property.

●	In addition to deriving 75% of our gross income from, among other things, the sources listed above, at least 95% of the REIT’s gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property.

To satisfy the gross income requirements any “rents from real property” received must meet the following conditions:

●	The amount of rent must not be based in whole or in part on the income or profits of any person, but can be based on a fixed percentage of receipts or sales;

●	The rent cannot be from a tenant of which we and our affiliates own 10% or more of (i) the total combined voting power of all classes of voting stock, or total value of shares of all classes of stock, if a corporate tenant, or (ii) the interests in the assets or net profits of an entity, if not a corporate tenant;

●	The rent cannot be attributable to personal property unless it is leased in connection with real property and the rent attributable to such personal property is less than or equal to 15% of the total rent received for the taxable year attributable to both the real and personal property leased under such lease; and

●	The rent cannot be attributable to services furnished or rendered in connection with the rental of real property, unless such services are customarily provided in connection with the rental of real property, whether or not such charges are separately stated.

We do not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rent attributable to such lease.

We may provide certain services with respect to our properties. We believe that these services will only be of the type that are usually or customarily rendered in connection with the rental of space for occupancy and that are not otherwise rendered to the tenants. Therefore, we believe that the provision of such customary services will not cause rents received with respect to our properties to fail to qualify as “rents from real property.” Non-customary services and services rendered primarily for the tenants’ convenience will be provided by an independent contractor or a taxable REIT subsidiary to avoid jeopardizing the qualification of rent as “rents from real property.”

Except for amounts received with respect to certain investments of cash reserves, we anticipate that substantially all of our gross income will be derived from sources that will allow us to satisfy the income tests described above; however, we can make no assurance in this regard.

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Asset Test Requirements

At the close of each quarter of the taxable year, we must also satisfy the following four tests related to the nature and diversification of our assets:

●	At least 75% of the value of our total assets must be represented by real estate assets, cash and cash items (including receivables) and government securities;

●	No more than 25% of the value of our total assets can be represented by securities (other than those securities includible in the 75% asset test);

●	No more than 20% of the value of our total assets can be represented by securities of one or more taxable REIT subsidiaries; and

●	With the exception of taxable REIT subsidiaries and those securities includible under the 75% asset test, we may not own:

o	Securities of any one issuer whose value exceeds 5% of the value of our total assets;

o	More than 10% of any one issuer’s outstanding voting securities; and

o	More than 10% of the value of the outstanding securities of any one issuer.

Annual Distribution Requirements

To qualify as a REIT, we must meet the following annual distribution requirements:

●	We must distribute (other than capital gain distributions) to our beneficiaries an amount at least equal to the sum of: (i) 90% of the REIT taxable income (computed without regard to the dividends-paid deduction and by excluding our net capital gain), and (ii) 90% of the net income, if any, from foreclosure property in excess of the excise tax on net income from foreclosure property, minus the sum of certain items of non-cash income.

●	We must distribute during each calendar year at least the combined sum of 85% of our ordinary income for that year; 95% of our capital gain net income for that year; and any undistributed taxable income from prior periods.

●	We may not dispose of any asset that is subject to the Built-In Gain Rules during the 10-year period beginning on the date on which we acquired the asset.

We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise tax. In such event, we may find it necessary to borrow funds to pay the required distribution or, if possible, pay taxable stock dividends in order to meet the distribution requirement.

Taxation Of Investors

How Income is Reported To Investors

Each Investor will receive a Form 1099 from the Company each year, and will transfer the information onto his, her, or its personal tax return. Investors will not receive a Form K-1 from the Company.

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Taxation of Distributions

Distributions to Investors other than “capital gain dividends” will be treated as taxable dividends up to the amount of the Company’s current or accumulated earnings and profits. To the extent that we make a distribution in excess of our positive current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, up to an Investor’s tax “basis” in his, her, or its Common Shares, then as capital gain.

Dividends that we declare in October, November, or December of any year payable to stockholders of record on a specified date in any such month are treated as both paid by us and received by Investors on December 31 of that year, provided that we actually pay the dividends in the following quarter.

Dividends from the Company will not be treated as “qualifying dividends,” which are eligible for lower tax rates (generally the same tax rates that apply to long term capital gains).

“Capital gain dividends” will be reported as long-term capital gains on the tax returns of Investors (to the extent that they do not exceed our actual net capital gain for the taxable year), without regard to how long an Investor has owned his, her, or its Common Shares.

Taxation of Losses

Because the Company will be taxed as a corporation, and not as a partnership, Investors may not report on their own income tax returns any tax losses incurred by the Company.

Additional Medicare Tax

Higher-income taxpayers are subject to an additional 3.8% tax on net “investment income.” Income Investors receive from the Company will be included as “investment income” for these purposes.

Tax on Sale of Common Shares

An Investor who sells Common Shares generally will realize capital gain or loss equal to the difference between the selling price and his, her, or its adjusted tax “basis” in the Common Shares. If the Investor has owned the Common Shares for at least one year, any gain would generally be treated as long term capital gain.

Passive Activity Losses

Taxable distributions from the Company will not be treated as “passive activity income” under Code section 469 and may not be offset against losses from passive activities.

Withholding Taxes

We might be required to withhold federal income tax from distributions under certain circumstances, e.g., where an Investor has failed to provide us with a valid taxpayer identification number.

Each Investor must either report Company items on his tax return consistent with the treatment on the information return of the Company or file a statement with his tax return identifying and explaining the inconsistency. Otherwise the IRS may treat such inconsistency as a computational error and re-compute and assess the tax without the usual procedural protections applicable to federal income tax deficiency proceedings.

The Manager will serve as the “tax matters partner” of the Company and will generally control all proceedings with the IRS.

The Code imposes interest and a variety of potential penalties on underpayments of tax.

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Other Tax Consequences

The foregoing discussion addresses only selected issues involving federal income taxes and does not address the impact of other taxes on an investment in the Company, including federal estate, gift, or generation-skipping taxes, or State and local income or inheritance taxes. Prospective Investors should consult their own tax advisors with respect to such matters.

LEGAL PROCEEDINGS

Neither the Company itself, the Manager, the Sponsor, or any of their respective employees, officers, directors, managers, or members is currently engaged in any material legal proceedings, except as provided in “Our Management Team – Legal Proceedings.”

Neither the Company itself, the Manager, the Sponsor, or any of their respective employees, officers, directors, managers, or members is, to the knowledge of the Company, currently the subject of any investigation or proceedings by any governmental authorities.

MANAGEMENT DISCUSSION

Operating Results

The Company was formed on October 17, 2017. As of December 31, 2022, the Company had invested a total of $4,938,021 in seven separate real estate project investments, six of which are invested in multifamily projects, and one is invested in a land development project:

Name of Project	Amount of Investment	Nature of Investment
The Quinn at Westchase	$2,000,000	Equity
Water Ridge Apartments	$540,000	Equity
Capitol on 28th	$210,000	Equity
Newport Apartments	$115,000	Equity
Lookout at Comanche Hill Apartments	$780,500	Equity
The Jax Apartments	$761,038	Equity
CG Sunset Land, LLC	$531,483	Equity

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For the 12-month period ending December 31, 2022, the Company had a net loss of ($139,832).

Revenue collections in the Company’s real estate projects have been strong in the post-covid environment and despite a few pending evictions across the portfolio, the projects are generally expected to perform similarly in the future.

We are not aware of matters that have had an impact on reported operations that are not expected to have an impact on future operations.

Material Changes in Financial Line Items from 2021 to 2022

On the Balance Sheet:

●	Asset management fees payable increased due to accruing asset management fees for 2022.

●	Real estate investments at cost increased by $369,163 due to an additional investment of $534,500 in The Jax Apartments net of a return of capital of $165,337 from Casoro Jax (The Jax Apartments).

●	Decrease in redemptions payable of $2,620 due to investors redeeming shares in 2022, with a balance at year-end of $61,014 in redemptions payable.

On the Income Statement:

●	Net Income decreased by $279,040 for 2022 due to reduced interest and distribution income for 2022.

Liquidity and Capital Resources

The Company is seeking to raise up to $74,500,000 of capital in the Offering by selling Common Shares to Investors.

The Company had no material commitments for capital expenditures as of December 31, 2022, and has none today. Capital expenditures required by the individual real estate projects are raised during the initial acquisition of the property. Generally, no further capital is required from the Company during the operations and enhancement of each real estate project.

The Company does have certain fixed operating expenses. If it raises additional capital and acquires more projects these fixed operating expenses will, by definition, represent a lower percentage of our overall revenue.

Trend Information

The Company believes its primary market risk is interest rate risk. To mitigate this risk, our Manager follows certain practices such as (1) balancing levels of fixed and floating rate debt and (2) refinancing our outstanding debt when we believe doing so is advantageous to our investors.

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Investment capital flowing into the multifamily sector has increased substantially, making it increasingly competitive to source attractive investment opportunities. Additionally, rising interest rates may negatively impact the selling price of certain of our assets.

We had initially planned to invest in, among other types of properties, student housing and senior living housing. With many colleges and universities shut down in whole or in part, or pursuing an entirely virtual academic year, the demand for student housing decreased as students increasingly decided to live with their parents instead of living in student housing. Additionally, the dramatic impact of the COVID-19 pandemic on senior communities is well-documented and had a deleterious effect on the demand for such housing. As a result, we had to tailor our investment strategy to accommodate for these new realities, but we believe the faster-than-anticipated development and deployment of vaccines will again make these properties attractive investment candidates in the near future.

While we expect at least some of these trends to continue in the short term, we believe there is significant cause for optimism regarding the Company’s potential moving forward. Among the reasons, according to Federal Reserve data during the fourth quarter of 2021, as it specifically pertains to our largest two markets where our investments are located:

●	San Antonio unemployment rate dropped from 4.2% to 3.5% over the last 12 months.

●	Median Household Income in San Antonio increased by 27% over the last five years.

●	San Antonio population grew by 14% over the last 5 years.

●	Dallas Fort Worth (DFW) unemployment rate dropped from 6.4% to 4.8% over the last 12 months.

●	Wages in DFW increased by 25% over the last 5 years.

●	DFW population grew by 9% over the last 5 years.

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FINANCIAL STATEMENTS

Multi-Housing Income REIT, LLC

CONSOLIDATED FINANCIAL STATEMENTS

AND

INDEPENDENT AUDITOR’S REPORT

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Independent Auditor’s Report

To the Board of Directors
Multi-Housing Income REIT, LLC

Opinion

We have audited the consolidated financial statements of Multi-Housing Income REIT, LLC, which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Multi-Housing Income REIT, LLC as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Multi-Housing Income REIT, LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Multi-Housing Income REIT, LLC’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Multi-Housing Income REIT, LLC’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Multi-Housing Income REIT, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ CohnReznick LLP

CohnReznick LLP

Atlanta, Georgia

July 3, 2023

 Multi-Housing Income REIT, LLC

CONSOLIDATED BALANCE SHEETS

As of December 31, 2022 and 2021

	2022	2021
Assets
Cash and cash equivalents	$55,689	$835,028
Real estate investments, at cost	2,325,000	2,325,000
Real estate investments, equity method	2,429,447	2,091,890
Deferred offering costs, net	27,032	-
Deferred tax asset	25,765	-
Other assets	9,628	32,819
Total Assets	$4,872,561	$5,284,737

Liabilities and Shareholders’ Equity
Liabilities
Asset management fee payable	$355,639	$265,320
Due to affiliate	6,547	6,547
Deferred revenue	-	670
Accrued expenses	10,249	147,624
Redemption payable	61,014	63,634
Distribution payable	7,093	10,614
Deferred tax liabilty	-	30,426
Total Liabilities	440,542	524,835
Commitments	-	-

Shareholders’ Equity
Common shares, $.001 per share; 10,000,000 shares authorized; 609,841 and 614,001 shares issued and outstanding at December 31, 2022 and 2021, respectively	610	614
Additional paid-in capital	4,494,422	4,682,469
Retained earnings (accumulated deficit)	(63,013)	76,819
Total Shareholders’ Equity	4,432,019	4,759,902

Total Liabilities and Shareholders’ Equity	$4,872,561	$5,284,737

The accompanying notes are an integral part of these consolidated financial statements

Multi-Housing Income REIT, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, 2022 and 2021

	2022	2021
Revenue:
Interest and distribution income	$28,395	$122,097
Gain from equity method investees	20,901	14,009
Redemption fee income	716	5,349
Total Revenue	50,012	141,455
Expenses:
Asset management fee	90,319	99,714
Disposition fee	-	30,411
Marketing costs	-	27,927
Professional fees	114,696	71,861
General and administrative expenses	36,394	41,544
Other expenses	4,626	3,463
Total Expenses	246,035	274,920
Other Income:
Realized gain on sale of investment	-	303,099
Deferred tax income (expense)	56,191	(30,426)

Net Income (loss)	$(139,832)	$139,208

Net (loss) income per basic and diluted common share	$(0.23)	$0.23
Weighted average common shares outstanding	609,128	611,807

The accompanying notes are an integral part of these consolidated financial statements

Multi-Housing Income REIT, LLC

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended December 31, 2022 and 2021

	Common Shares		Additional Paid-in	Retained earnings (Accumulated	Total Shareholders’
	Shares	Amount	Capital	Deficit)	Equity
Balance as of December 31, 2020	586,709	$587	$5,136,750	$(62,389)	$5,074,948
Proceeds from issuance of common shares	46,580	46	465,753	-	465,799
Re-Investments of common shares	10,024	10	100,234	-	100,244
Redemptions of common shares	(29,312)	(29)	(293,083)	-	(293,112)
Distributions declared on common shares	-	-	(545,951)	-	(545,951)
Amortization of deferred offering costs	-	-	(181,235)	-	(181,235)
Net income	-	-	-	139,208	139,208
Balance as of December 31, 2021	614,001	$614	$4,682,468	$76,819	$4,759,901
Proceeds from issuance of common shares	14,998	17	169,314	-	169,331
Re-Investments of common shares	1,381	2	15,595	-	15,597
Redemptions of common shares	(20,539)	(23)	(231,858)	-	(231,881)
Distributions declared on common shares	-	-	(80,000)	-	(80,000)
Amortization of deferred offering costs	-	-	(61,097)	-	(61,097)
Net loss	-	-	-	(139,832)	(139,832)
Balance as of December 31, 2022	609,841	$610	$4,494,422	$(63,013)	$4,432,019

The accompanying notes are an integral part of these consolidated financial statements

Multi-Housing Income REIT, LLC

CONSOLIDATED STATEMENTS OF CASH FLOW

For the years ended December 31, 2022 and 2021

	2022	2021
OPERATING ACTIVITIES
Net Income (loss)	$(139,832)	$139,208
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gain from equity method investees	(20,901)	(14,009)
Deferred taxes	(56,191)	30,426
Net change in asset management fee payable	90,319	99,714
Net change in accrued expenses	(137,375)	108,705
Net change in notes interest receivable	-	98,825
Net change in other assets	23,190	(32,113)
Net change in deferred revenue	(670)	(865)
Net Cash Provided By (Used In) Operating Activities	(241,460)	429,891
INVESTING ACTIVITIES
Investment in equity method investees	(534,500)	(445,516)
Return of investment in cost method investee	-	600,000
Return of capital equity method	165,337	-
Note receivable	-	450,000
Distributions and return of capital from equity method investees	52,507	-
Net Cash Provided By (Used in) Investing Activites	(316,656)	604,484
FINANCING ACTIVITIES
Proceeds from the issuance of common stock,
inclusive of subscriptions in advance	169,331	264,300
Payment of redemptions	(218,904)	(304,697)
Payment of deferred offering costs	(88,129)	(51,225)
Payment of cash distributions	(83,521)	(435,093)
Net Cash Used in Financing Activities	(221,223)	(526,715)
Net Change in Cash	(779,339)	507,660
Cash and cash equivalents, beginning of year	835,028	327,368
Cash and cash equivalents, end of year	$55,689	$835,028

Non Cash financing activities
Redemptions payable	61,014	63,634
Reinvestment of common shares	15,597	100,244
Distributions payable	7,093	10,614
Change in contributions received in advance	-	201,500

The accompanying notes are an intregral part of these consolidated financial statements

Multi-Housing Income REIT, LLC

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 1 – Organization and nature of operation

Multi-Housing Income REIT, Inc. was formed as a Maryland corporation on October 17, 2017 to invest in and manage a diversified portfolio of multifamily properties located in target markets within the continental U.S. in the areas of student housing, multi- housing, conventional apartments and senior living. On March 1, 2022, the Company converted from a Maryland corporation to a Delaware limited liability company. The name of the Company was thereby also changed from Multi-Housing Income REIT, Inc. to Multi-Housing Income REIT, LLC (the “Company”). The Company has elected to continue to be treated as a corporation for federal and state tax purposes. The Company is externally managed by Casoro Investment Advisory Firm, LLC (“Manager”), which is an affiliate of the sponsor, Casoro Capital Partners, LP (“Sponsor”). The Manager and Sponsor are each wholly-owned subsidiaries of Casoro Capital, LLC.

The Company’s investing and management activities related to commercial real estate are all considered a single reportable business segment for financial reporting purposes. All of the investments the Company has made to date have been in domestic commercial real estate assets with similar economic characteristics, and the Company evaluates the performance of all of its investments using similar criterion.

Pursuant to the Form 1-A filed with the SEC with respect to the offering (the “Offering”) of up to $50,000,000 in common shares, the initial purchase price for all shares was $10.00 per share as of December 31, 2021. The Offering was declared to be qualified by the SEC on June 18, 2018. The Offering expired during 2021. As of December 31, 2022, and 2021, the Company has issued 609,841 and 614,001 shares respectively.

The company filed with the SEC a second offering of up to $75,000,000 in common shares, the initial purchase price for the second offering shares was $11.29 per share as of December 31, 2022. The Offering was declared to be qualified by the SEC on July 22, 2022.

The Company commenced substantial operations on November 30, 2018, when the minimum capital raise of $3,000,000 was reached.

The Company offered a Distribution Reinvestment Plan to shareholders. By opting into the Distribution Reinvestment Plan, shareholders are authorizing the Company to automatically reinvest any distributions that the shareholders receive from the Company into additional shares of the Common Stock, and to issue additional shares of Common Stock to the shareholders based on the then current price per share of the Common Stock.

Note 2 – Summary of significant accounting policies

Basis of presentation and principles of consolidation:

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

GAAP requires any subsidiaries, investments, or affiliates under the Company’s control to be consolidated. The consolidated financial statements of the Company include its wholly owned subsidiary Casoro Chronos, LP (Chronos) which was acquired in 2020. On November 29, 2021, Chronos was sold to a third party (see Note 3).

Multi-Housing Income REIT, LLC

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Use of estimates:

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual events and results could differ from those assumptions and estimates.

Cash and cash equivalents:

Cash and cash equivalents consist of demand deposits held at federally insured financial institutions. At times, amounts held at these financial institutions, may exceed the amount insured by the Federal Deposit Insurance Corporation. To date the Company has not experienced any losses on cash.

Commercial real estate investments:

The majority of the Company’s investments are limited partnership interests of entities that own commercial real estate and less than 10% of the net asset value of the entity the Company invested in. Therefore, the Company carries the value of these investments at cost, until there is an event that would require adjustment to the value, such as a return of capital in the form of a distribution. There are five investments that exceed 10% of the net asset value of the entity, Casoro JAX LP, Casoro LACH LP, PPA Water Ridge, LP, CG Jax Investors, LP, and CG Sunset Land LLC. Because these investments exceed 10% of the net asset value of the entity, the Company has accounted for these investments using the equity method reflecting equity in gains of the investee to the Company of $20,901 and $14,009 which is represented on statements of operations for the years ended December 31, 2022 and 2021.

The summarized balance sheet and statement of operations of the operating entities utilizing the equity method at December 31, 2022 and 2021 is as follows:

Summarized Balance Sheet
December 31, 2022
Assets
Cash	$56,255
Investments in Real Estate	$7,959,000
Total Assets	$8,015,255

Liabilities
Accrued liabilities	$6,340
Total Liabilities	$6,340

Total Partners’ Equity (Deficit)	$8,008,915

Multi-Housing Income REIT, LLC

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Summarized Balance Sheet
December 31, 2021
Assets
Cash	$9,890
Investments in Real Estate	5,846,378
Total Assets	$5,856,268

Liabilities
Accrued liabilities	$21,340
Total Liabilities	$21,340

Total Partners’ Equity	$5,834,928

Summarized Income Statement
Year ended December 31, 2022
Revenue
Income from real estate investments	$2,555,808
Total Revenue	$2,555,808

Expense
Expense	$16,104
Total Expense	$16,104

Net Income	$2,539,704

Multi-Housing Income REIT, LLC

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Summarized Income Statement
Year ended December 31, 2021
Revenue
Income from real estate investments	$54,690
Total Revenue	$54,690

Expense
Expense	$16,108
Total Expense	$16,108

Net Income	$38,582

Income taxes:

The Company intends to operate and be taxed as a REIT for federal income tax purposes. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its taxable income to its shareholders. As a REIT, the Company generally is not subject to federal corporate income tax on that portion of its taxable income that is currently distributed to shareholders. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. For the years ended December 31, 2022 and 2021, the Company has not qualified as a REIT and thus has not filed as a REIT.

The Company’s deferred tax assets and liabilities consisted of the following at December 31, 2022 and 2021:

	2022	2021
Current deferred tax assets	-	-
Noncurrent deferred tax assets	$25,765	-

Current deferred tax liabilities	-	$(30,426)
Noncurrent deferred tax liabilities	-	-

Multi-Housing Income REIT, LLC

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The temporary differences that give rise to deferred income tax assets relate primarily to net operating losses generated by the Company. The amount of tax expense differs from the amount of expense that would result from applying the statutory rates to pre-tax income primarily due to certain nondeductible expenses and a valuation allowance.

The Company has no uncertain tax positions, as defined by US GAAP, as of December 31, 2022 and 2021.

At December 31, 2022 and 2021, the Company has net operating loss carryforwards of $2,025,916 and $1,286,568 respectively.

Organization and offering costs:

The Company expenses organization costs as incurred and offering costs, when incurred, will be deferred and charged to shareholders’ equity. The deferred offering costs will be charged against the gross proceeds of the offering when received or written off in the event that the offering is not successfully completed. Organization and offering costs of the Company are initially being paid by the Manager and/or affiliates on behalf of the Company. The Manager and/or affiliates will be reimbursed for organization and offering expenses incurred in conjunction with the offering subject to achieving a minimum capital raise of $3,000,000. As of December 31, 2022 and 2021, the Company had $548,080 and $459,951, respectively, in offering costs of which $27,032 and $0 has been deferred and $521,048 and $459,951 has been amortized.

Advertising:

The Company expenses the costs of advertising materials as they are incurred.

Multi-Housing Income REIT, LLC

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 3 – Going concern

As shown in the accompanying consolidated financial statements, the Company incurred a net loss of $139,832 and net cash used in operating activities of $241,460 for the year ended December 31, 2022. Those factors and uncertainties with respect to the Company's ability to generate sufficient cash flows to fund its operations create uncertainty about the Company's ability to continue as a going concern.

Management is seeking qualification with the SEC for a third round of fund raising in the third quarter of 2023. This will provide immediate cashflows to invest in both operations and future projects. Management is anticipating the sale of one of the assets the Company is invested in by the fourth quarter of 2023. During this time, the Manager has paused redemptions similar to other REITs, to protect our operations and our non-redeemed shareholders. Thus, management believes that it will have the liquidity to fund its operations and meet its obligations as they become due for at least the 12-month period beginning on July 3, 2023.

Note 4 – Investments in Real Estate Related Assets

All investments in real estate related assets have been made with entities in which the Sponsor, Manager, and/or principals have an interest.

The following tables present the Company’s investments in real estate assets as of December 31, 2022 and December 31, 2021.

As of December 31, 2022
Investment	Asset Type	Number	Principal Amount or Cost	Carrying Value	Allocation by Investment Type
Newport Apartments	Limited Partnership Interests	1	$115,000	$115,000	4.18%
Capitol on 28th	Limited Partnership Interests	1	210,000	210,000	7.62%
Casoro JAX LP	Limited Partnership Interests	1	226,538	226,538	8.22%
CG Jax Investors, LP	Limited Partnership Interests	1	534,500	534,500	19.40%
Lookout at Comanche Hill Apartments	Limited Partnership Interests	1	780,500	596,926	21.67%
Water Ridge Apartments	Limited Partnership Interests	1	540,000	540,000	19.60%
CG Sunset Land LLC	Limited Partnership Interests	1	531,483	531,483	19.30%
		7	$2,938,021	$2,754,447	100.00%

As of December 31, 2022
Investment	Asset Type	Number	Principal Amount or Cost	Carrying Value	Allocation by Investment Type
The Quinn at Westchase	Preferred Senior Equity Position	1	$2,000,000	$2,000,000	100.00%
		1	$2,000,000	$2,000,000	100.00%

Multi-Housing Income REIT, LLC

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

As of December 31, 2021
Investment	Asset Type	Number	Principal Amount or Cost	Carrying Value	Allocation by Investment Type
Newport Apartments	Limited Partnership Interests	1	$115,000	$115,000	4.76%
Capitol on 28th	Limited Partnership Interests	1	210,000	210,000	8.69%
Casoro JAX LP	Limited Partnership Interests	1	391,875	391,875	16.21%
Lookout at Comanche Hill Apartments	Limited Partnership Interests	1	780,500	628,532	26.01%
Water Ridge Apartments	Limited Partnership Interests	1	540,000	540,000	22.34%
CG Sunset Land LLC	Limited Partnership Interests	1	531,483	531,483	21.99%
		6	$2,568,858	$2,416,890	100.00%

As of December 31, 2021
Investment	Asset Type	Number	Principal Amount or Cost	Carrying Value	Allocation by Investment Type
The Quinn at Westchase	Preferred Senior Equity Position	1	$2,000,000	$2,000,000	100.00%
		1	$2,000,000	$2,000,000	100.00%

On November 29, 2021, the Company sold its interest in Chronos. The Company received proceeds totaling $903,099, and recognized a realized gain on sale of $303,099.

On November 12, 2021, the Company purchased $531,483 of limited partnership equity in CG Sunset Land LLC. The purpose of CG Sunset Land LLC is to engage in the business of acquiring, owning, holding, improving, operating, leasing, managing and selling property held in Dallas, Texas.

On February 16, 2022, the Company made an additional investment in CG JAX Investors, LP totaling $534,500.

All debt investments were paid off during 2021.

Multi-Housing Income REIT, LLC

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 5 – Related party transactions

Expense Reimbursements

During the year ended December 31, 2019, an affiliate of the Company paid for certain costs of the Company. The amounts that have not been repaid are included in due to affiliate in the accompanying consolidated balance sheets. The amounts will be repaid with offering proceeds when received, to the extent they don’t exceed three percent (3%) of the offering proceeds received at the time of repayment. The amount outstanding at December 31, 2022 and 2021 was $6,547 and $6,547, respectively.

Asset Management Fee

In consideration for the Manager’s services to the Company, the Company is responsible to pay the Manager a quarterly Asset Management Fee equal to 0.5% (2% annualized), paid quarterly to the Manager based upon the quarter end NAV of the Company. During the years ended December 31, 2022 and 2021, the Company was charged $90,319 and $99,714 respectively, which is included in the consolidated statements of operations. As of December 31, 2022, and 2021, there is $355,639 and $265,320 respectively, outstanding.

Note 6 – Equity

The Company is authorized to issue up to 10,000,000 shares of common stock, with $0.001 par value. Holders of the Company's common stock are entitled to receive dividends when authorized by the Company's Board of Directors. The Shareholder Redemption Plan may provide an opportunity for shareholders to redeem their shares of common stock.  Under this plan, shares may not be redeemed until the first anniversary of the date shares were purchased.  Redemption of shares of common stock will be made annually upon written request at least 15 days prior to the end of the applicable year.  Redemption of shares redeemed during any calendar year is limited to 5.0% of the weighted average number of shares of common stock outstanding during the prior calendar year.  In addition, the Manager may, in its sole discretion, amend, suspend, or terminate the redemption plan at any time to protect our operations and our non-redeemed shareholders, to prevent an undue burden on our liquidity, to preserve our status as a REIT, following any material decrease in our NAV, or for any other reason.

Note 7 – Economic Dependency

Under various agreements, the Company has engaged or will engage Casoro Capital, LLC and its affiliates to provide certain services that are essential to the Company, including asset management services, asset acquisition and disposition decisions, the sale of the Company’s common shares available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon Casoro Capital, LLC and its affiliates. In the event that these companies were unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

Multi-Housing Income REIT, LLC

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 8 – Commitments and Contingencies

Legal Proceedings

As of December 31, 2022, the Company was not named as a defendant in any active or pending litigation. However, it is possible that the Company could become involved in various litigation matters arising in the ordinary course of business. Although the Company is unable to predict with certainty the eventual outcome of any litigation, management is not aware of any litigation likely to occur that the Company currently assesses as being significant to us.

Note 9 – Concentrations

Concentrations of credit risk

The Company maintains its cash accounts with financial institutions. At times, these balances may exceed the federal insurance limits; however, the Partnership has not experienced any losses with respect to its bank balances in excess of government provided insurance. Management believes that no significant concentration of credit risk exists with respect to these balances at December 31, 2022.

Geographic concentration

As of December 31, 2022, the Company's investment in real estate operate in Texas. Future operations could be affected by changes in economic or other conditions in those geographical areas or the demand for such housing and commercial real estate in those geographical areas.

Note 10 – Administration Agreement

The Company has entered into an administration agreement with Juniper Square Administration Services to provide accounting and administrative functions to the REIT which is effective through August 20, 2021, and the company is currently in the process of extending the agreement. The administration fees charged to the Company during the years ended December 31, 2022 and 2021 were $35,870 and $41,320, respectively, which are included in the general and administrative expenses in the consolidated statements of operations for 2022 and 2021. There was a one time set up fee of $20,000 set up fee charged for Juniper Square Administration Services. As of December 31, 2022 and 2021, $7,500 and $15,000, respectively, was due to Juniper Square Administration Services, and is included in accrued expenses in the consolidated balance sheets. The agreement provides for quarterly minimum fees that are the greater of $7,500 or a basis point charge based on the tiered fees listed in the agreement. As of each quarter in 2022, the minimum fee was higher than the basis point fee.

Multi-Housing Income REIT, LLC

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 11 – Executive officers

As of the date of the filing of this Annual report, the executive offices of our Manager and their positions and offices are as follows:

Name	Age	Position
Yuen Yung	50	Ex-Chief Executive Officer, Principal
Chirage Hathiramani	39	Ex-Chief Investment Officer
Rosch Wadera	31	Ex-Director, Finance & Investor Relations
Mehul Chavada	39	Chief Investment Officer
Monte K. Lee-Wen	46	Chief Executive Office; Principal
Doug Lo Pinto	35	Managing Director of Equity and Capital Markets
Lea Allen	35	Controller, Accounting
Jessica Lee-Wen	45	Chief Marketing Officer
Nalie Lee-Wen	46	Chief Financial Officer

Note 12 – Subsequent events

Events that occur after the balance sheet date, but before the consolidated financial statements were available to be issued, must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheet date are recognized in the accompanying consolidated financial statements. Subsequent events which provide evidence about conditions that existed after the balance sheet date require disclosure in the accompanying notes. Management has evaluated the activity of the Company through July 3, 2023 (the date the consolidated financial statements were available to be issued) and determined that the Company did not have any material subsequent events that are required to be disclosed in the notes to the consolidated financial statements except as noted below.

Subsequent to the balance sheet date,

Offering Proceeds

From January 1, 2023 to July 3, 2023, the Company had raised total gross offering proceeds of approximately $178,000 from settled subscriptions and had issued an aggregate of 15,766 common shares.

Multi-Housing Income REIT, Inc.

Consolidated Balance Sheet as of June 30, 2023

Assets
Cash and cash equivalents	104,864
Real estate investments, at cost	2,325,000
Real estate investments, equity method	2,429,447
Deferred offering costs, net	27,032
Deferred tax asset	25,765
Other assets	9,611
Total Assets	$4,921,719

Liabilities
Asset management fee payable	381,152
Due to affiliate	6,547
Accrued expenses	33,999
Distribution payable	3,510
Miscellaneous Payable	7,492

Shareholders’ Equity	4,489,019

Total Liabilities & Shareholder’s Equity	$4,921,719

Consolidated Statement of Operations for the six-month period ended June 30, 2023

Interest and distribution income	30,021
Redemption fee income	46
Total Revenue	30,067

Asset management fee	45,513
Marketing costs	31,774
Professional fees	48,788
General and administrative expenses	15,253
Other expenses	3,407
Total Expenses	144,735

Net Income (Loss)	(114,668)

Consolidated Statement of Operations for the fiscal year ended December 31, 2022

Interest and distribution income	7,626
Redemption fee income	670
Total Revenue	8,296

Asset management fee	46,436
Marketing costs	38,465
Professional fees	50,814
General and administrative expenses	15,194
Other expenses	4,020
Total Expenses	154,929

Net Income (Loss)	(146,633)

Consolidated Statement of Cash Flows for the six-month period ended June 30, 2023

OPERATING ACTIVITIES
Net Income (Loss)	(114,688)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net change in asset management fee payable	25,513
Net change in accrued expenses	23,750
Net change in other assets	17
Net change in deferred revenue	7,492

Net Cash Provided By Operating Activities	(57,896)
FINANCING ACTIVITIES
Proceeds from the issuance of common stock,	178,000
Payment of redemptions	(61,014)
Payment of cash distributions	(9,915)
Net Cash Used By Financing Activities	107,071

Net Change in Cash	49,175
Cash and cash equivalents, Beginning of year	55,689
Cash and cash equivalents, End of June 30, 2023	104,864

Consolidated Statement of Cash Flows for the six-month period ended June 30, 2022

OPERATING ACTIVITIES
Net Income (Loss)	(146,633)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net change in asset management fee payable	46,436
Net change in accrued expenses	(91,125)
Net change in other assets	9,975
Net change in deferred revenue	(670)
Net Cash Provided By Operating Activities	(182,017)

INVESTING ACTIVITIES
Investment in cost method investee	(369,163)
Net Cash Used By Investing Activities	(369,163)
FINANCING ACTIVITIES
Proceeds from the issuance of common stock,
Payment of redemptions	(63,634)
Payment of cash distributions	(28,696)
Net Cash Used By Financing Activities	(92,330)

Net Change in Cash	(643,510)
Cash and cash equivalents, Beginning of year	835,028
Cash and cash equivalents, End of June 30, 2022	191,518

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the six-month period ended June 30, 2023.

	Common Shares		Additional Paid-in	Retained earnings (Accumulated	Total Shareholders’
	Shares	Amount	Capital	Deficit)	Equity
Balance as of December 31, 2022	609,841	$610	$4,494,422	$(63,013)	$4,432,019
Proceeds from issuance of common shares	15,766	15	177,985	-	178,000
Distributions declared on common shares	(561)	6	(6,338)		(6,332)
Net loss	-	-	-	(114,668)	(114,668)
Balance as of June 30, 2023	625,046	$631	$4,666,069	$(177,681)	$4,489,019

For the six-month period ended June 30, 2022.

	Common Shares		Additional Paid-in	Retained earnings (Accumulated	Total Shareholders’
	Shares	Amount	Capital	Deficit)	Equity
Balance as of December 31, 2021	614,001	$614	$4,682,468	$76,819	$4,759,901
Redemptions of common shares	(226)	-	(2,257)	-	(2,257)
Distributions declared on common shares	-	-	(30,000)	-	(30,000)
Net income	-	-	-	(146,633)	(146,633)
Balance as of June 30, 2022	613,775	$614	$4,650,211	$(146,633)	$4,581,011

GLOSSARY OF DEFINED TERMS

1940 Act	The Investment Company Act of 1940.
ADA	The Americans with Disabilities Act of 1990.
Common Shares	The limited liability company interests in the Company that are being offered to the public in the Offering.
Code	The Internal Revenue Code of 1986, as amended (i.e., the federal tax code).
Company	Multi-Housing Income REIT LLC, a limited liability company formed under the laws of Delaware.
Investor	Anyone who purchases Common Shares in the Offering.
Management Agreement	The agreement captioned “Management Services Agreement” dated May 1, 2022, by and between the Company and the Manager.
Manager	Casoro Investment Advisory Firm, LLC.
Members	Investors and other owners of the Company.
Offering	The offering of Common Shares to the public pursuant to this Offering Circular.
Offering Circular	The Offering Circular you are reading right now, which includes information about the Company, the Company, and the Offering.
LLC Agreement	The agreement by and among the Company and all of its members captioned “First Amended and Restated Limited Liability Company Agreement” and dated September 29, 2023.
Project Entity	A limited partnership, limited liability company, or other legal entity formed to own a real estate project.
Regulations	Regulations issued under the Code by the Internal Revenue Service.
REIT	Real Estate Investment Trust, as defined in section 856 of the Code.
Shares	The limited liability company interests in the Company, which are divided into two classes: Common Shares and Preferred Shares.
Site	The Internet site located at www.upsideavenue.com.
Sponsor	Casoro Capital Partners, LLC

Page | 42

FORM 1-A

Regulation A Offering Statement

Part III – Exhibits

Multi-Housing Income REIT, LLC

9050 N. Capital of Texas Highway

Suite 320

Austin, TX 78759

(512) 872-2898

info@upsideavenue.com

www.upsideavenue.com

November 15, 2023

The following Exhibits are filed as part of this Offering Statement:

Exhibit 1A-2A	Maryland Articles of Incorporation*

Exhibit 1A-2B	Delaware Certificate of Formation and Certificate of Conversion*

Exhibit 1A-2C	Maryland Articles of Conversion*

Exhibit 1A-2D	First Amended and Restated Limited Liability Company Agreement*

Exhibit 1A-4	Form of Investment Agreement*

Exhibit 1A-6A	Management Agreement*

Exhibit 1A-11	Consent of Independent Auditor

Exhibit 1A-12	Legal opinion of Lex Nova Law LLC*

Exhibit 1A-15.1	Results of Prior Programs*

Exhibit 1A-15.2	Correspondence to SEC dated November 15, 2023.

*	Previously filed

Page | 43

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on November 15, 2023.

Multi-Housing Income REIT LLC

By:	Casoro Investment Advisory Firm, LLC
As Manager

By:	Casoro Capital Partners, LLC
As Manager

By	/s/ Monte Lee-Wen
Monte Lee-Wen, Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Monte Lee-Wen
Monte Lee-Wen
Director and Chief Executive Officer of Casoro Capital Partners, LLC
November 15, 2023

/s/ Nalie Lee-Wen
Nalie Lee-Wen, Chief Financial Officer
November 15, 2023

/s/ Lea Allen
Lea Allen, Principal Accounting Officer
November 15, 2023

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